EXHIBIT 2.1

SHARE AND ASSET purchase agreement

Dated as of November 1, 2017

by and among

ETRATECH INC.

and

CARMIKE INVESTMENTS INC.

and

SF FUND LIMITED PARTNERSHIP and

SHOTGUN FUND LIMITED PARTNERSHIP II

and

MICHAEL DESNOYERS

and

MICHAEL LAMONTAGNE

and

ETRATECH ENTERPRISES INC.

and

ETRATECH INTERNATIONAL INC.

and

GENTHERM INCORPORATED

Also joining as recipients and assignees of certain rights and obligations hereunder are

GENTHERM CANADA ULC

and

GENTHERM GMBH

and

GENTHERM INTERNATIONAL HOLDINGS (HONG KONG) LIMITED

SHARE AND ASSET purchase agreement

TABLE OF CONTENTS

RECITALS2

Article 1 – interpretation2

Section 1.1 Definitions2

Section 1.2 Entire Agreement15

Article 2 – SALE AND PURCHASE16

Section 2.1 Purchased Assets and Shares16

Section 2.2 Acquisition Entities16

Section 2.3 Excluded Assets16

Section 2.4 Etratech Opco Accounts16

Section 2.5 Non-Assignable Assets17

Article 3 – ASSUMPTION OF LIABILITIES17

Section 3.1 Assumed Liabilities17

Section 3.2 Retained Liabilities18

Article 4 – PURCHASE PRICE19

Section 4.1 Purchase Price19

Section 4.2 Settlement19

Section 4.3 Adjustment of Purchase Price20

Section 4.4 Allocation of Purchase Price22

Article 5 – OPCO EMPLOYEE MATTERS23

Section 5.1 Offers23

Section 5.2 Buyer’s Benefit Plans23

Article 6 – CLOSING AND DELIVERIES24

Section 6.1 Closing24

Section 6.2 Deliveries by the Sellers24

Section 6.3 Deliveries by the Buyer25

Article 7 – REPRESENTATIONS AND WARRANTIES OF THE SELLERS26

Section 7.1 Seller Matters26

Section 7.2 Corporate Matters28

Section 7.3 Share Capital and Dividends and Shares29

Section 7.4 Financial Matters30

Section 7.5 Tax Matters33

Section 7.6 Property of Subsidiaries34

Section 7.7 Environmental Matters.36

Section 7.8 Intellectual Property and Technology37

Section 7.9 Conduct of Business40

Section 7.10 Employment Matters45

Section 7.11 Employee Benefit and Pension Plans.46

Section 7.12 General Matters48

Article 8 – REPRESENTATIONS AND WARRANTIES OF THE BUYER48

Section 8.1 Status48

Section 8.2 Due Authorization48

Section 8.3 Enforceability48

(i)	SHARE AND ASSET purchase agreement

Section 8.4 Broker Fees48

Section 8.5 GST Registration48

Section 8.6 Investment Canada Act48

Article 9 – COVENANTS AND AGREEMENTS49

Section 9.1 Privacy Issues49

Section 9.2 Publicity.50

Section 9.3 Records50

Section 9.4 Non-Competition50

Section 9.5 Confidential Information52

Section 9.6 Investment Canada Act52

Section 9.7 Name Change52

Section 9.8 De-Registration of Etratech APE52

Section 9.9 Post-Closing Cooperation53

Article 10 – REMEDIES53

Section 10.1 Indemnification by the Buyer53

Section 10.2 Indemnification by the Sellers53

Section 10.3 Survival; Limitations54

Section 10.4 Procedures55

Section 10.5 Exclusive Remedy58

Section 10.6 Reductions and Subrogation58

Section 10.7 Mitigation58

Section 10.8 Adjustment to Purchase Price58

Article 11 – TAX MATTERS58

Section 11.1 Straddle Period58

Section 11.2 Tax Returns59

Section 11.3 Cooperation; Audits60

Section 11.4 Controversies60

Section 11.5 Amendment of Tax Returns61

Section 11.6 Certain Taxes61

Section 11.7 Refunds or Credits61

Section 11.8 GST/HST62

Section 11.9 Retail Sales Taxes62

Article 12 – MISCELLANEOUS AND GENERAL62

Section 12.1 Expenses62

Section 12.2 Several Obligations62

Section 12.3 Successors and Assigns63

Section 12.4 Third Party Beneficiaries63

Section 12.5 Further Assurances63

Section 12.6 Notices63

Section 12.7 Headings65

Section 12.8 Schedules65

Section 12.9 Amendment65

Section 12.10 Waiver66

Section 12.11 Governing Law66

Section 12.12 Submission to Jurisdiction66

Section 12.13 Waiver of Jury Trial66

(ii)	SHARE AND ASSET purchase agreement

Section 12.14 Arbitration66

Section 12.15 Severability67

Section 12.16 Counterparts67

Section 12.17 Enforcement of Agreement67

Section 12.18 Release67

Section 12.19 Construction68

Schedule 1.1(6) – Annual Financial Statements

Schedule 1.1(84) – Interim Financial Statements

Schedule 1.1(146) – Tax Matter

Schedule 2.3 – Excluded Assets

Schedule 4.4 – Allocation of Purchase Price

Schedule 6.2(k) – Consents and Notifications

Schedule 7.1(4) – Title to Assets

Schedule 7.2(6) – Investments

Schedule 7.2(8) – Shareholder’s Agreements

Schedule 7.3(5) – Shareholdings

Schedule 7.3(6) – Dividends

Schedule 7.4(4) – Guarantees, Warranties and Discounts

Schedule 7.4(7) – Debt Obligations

Schedule 7.4(8) – Non-Arm’s Length Matters

Schedule 7.4(9) – Bank Accounts and Authorizations

Schedule 7.4(10) – Capital Expenditure

Schedule 7.5(3) – Tax Matters

Schedule 7.6(1)(a)(iii) – Liens

Schedule 7.6(3)(a) – Leases and Leased Premises

Schedule 7.6(5) – Items of Personal or Movable Property

Schedule 7.7(1) – Environmental Matters

Schedule 7.7(3) – Environmental Permits

Schedule 7.7(4) – Contaminants

Schedule 7.7(5) – Storage Tanks etc. and Environmental Assessments

Schedule 7.8(1)(a) – Registered Intellectual Properties

Schedule 7.8(1)(b) – Licensed Intellectual Properties

Schedule 7.8(1)(c) – Intellectual Property Rights Granted to Others

Schedule 7.8(1)(e) – Notice of Intellectual Property Rights of Others

Schedule 7.9 – Conduct of Business

(iii)	SHARE AND ASSET purchase agreement

Schedule 7.9(2) – Suppliers

Schedule 7.9(3) – Customers

Schedule 7.9(7) – Material Contracts

Schedule 7.9(8) – Licences

Schedule 7.9(9)(a) – Consents and Regulatory Approvals

Schedule 7.9(10) – Insurance

Schedule 7.9(12) – Government Assistance

Schedule 7.9(14) – Litigation

Schedule 7.10(1) – Employment Matters

Schedule 7.10(3) – Employee Contracts

Schedule 7.11(1) – Pension Plans and Benefits

Schedule 7.11(2) – Policies, Rules, etc.

Schedule 7.12(1) – Broker Fees

Schedule 9.2 – Publicity

Schedule 10.2 – Specific Indemnities

Exhibit A – Escrow Agreement

(iv)	SHARE AND ASSET purchase agreement

SHARE AND ASSET purchase agreement

This Share and Asset Purchase Agreement (this “Agreement”), is dated as of November 1, 2017, by and among

ETRATECH INC., a corporation formed under the laws of the Province of Ontario, Canada

(“Etratech Opco”)

and

CARMIKE INVESTMENTS INC., a corporation formed under the laws of the Province of Ontario, Canada
(“Carmike”)

and

SF FUND LIMITED PARTNERSHIP and SHOTGUN FUND LIMITED PARTNERSHIP II, limited partnerships formed under the laws of the Province of Ontario, by their general partner, SF FUND MANAGEMENT INC.
(“SF Fund”)

and

MICHAEL DESNOYERS, an individual resident in Ontario (“Mr. Desnoyers”)

and

MICHAEL LAMONTAGNE, an individual resident in Ontario (“Mr. Lamontagne”)

and

ETRATECH ENTERPRISES INC., a corporation formed under the laws of the Province of Ontario, Canada
(“Enterprises”)

and

ETRATECH INTERNATIONAL INC., a corporation formed under the laws of the Province of Ontario, Canada
(“International Holdco”, and together with Enterprises, Etratech Opco, Carmike, SF Fund, Mr. Lamontagne and Mr. Desnoyers, the “Sellers” and each a “Seller”)

SHARE AND ASSET purchase agreement

and

GENTHERM INCORPORATED, a corporation formed under the laws of the State of Michigan, United States
(the “Buyer”)

Also joining as recipients and assignees of certain rights and obligations hereunder are:

GENTHERM CANADA ULC,  an unlimited liability corporation formed under the laws of Alberta, Canada (“Gentherm Canada”)

and

GENTHERM GMBH, a corporation formed under the laws of Germany (“Gentherm GmbH”)

and

GENTHERM INTERNATIONAL HOLDINGS (HONG KONG) LIMITED, a corporation formed under the laws of Hong Kong (“Gentherm HK”)

RECITALS

A.Enterprises through its Subsidiaries carries on the Business, and desires to sell the Purchased Assets to the Buyer.

B.International Holdco is the holder of record of all of the issued and outstanding shares (the “Purchased Shares”) in the capital of Etratech HK.

C.The Buyer desires to purchase the Purchased Shares from International Holdco and the rest of the Purchased Assets from Etratech Opco, and to assume the Assumed Liabilities upon the terms and subject to the conditions set forth in this Agreement.

FOR VALUE RECEIVED, the parties agree as follows:

Article 1 – interpretation

Section 1.1 Definitions

For purposes of this Agreement:

(1)“Accounting Firm” means Deloitte LLP or such other firm selected by agreement of the Buyer and the Sellers or, if the Buyer and the Sellers cannot agree, a national accounting firm selected by agreement of the national accounting firm selected by the Buyer and the national

SHARE AND ASSET purchase agreement

accounting firm selected by the Sellers, or if such firm is unable or unwilling to act in such capacity, as may be determined by an arbitrator pursuant to Section 12.14.

(2)“Accounts Receivable” means all accounts receivable, notes receivable, loans receivable and rights to receive payments related to the Business at the Closing Time and the security arrangements and collateral securing the repayment and satisfaction of the foregoing.

(3)“Affiliate” means with respect to any Person, any Person that directly or indirectly Controls, is Controlled by or is under common Control with such Person.

(4)“Agreement” has the meaning set forth in the preamble.

(5)“Ancillary Agreement” means the Escrow Agreement and each agreement, document, instrument or certificate contemplated by this Agreement or to be executed by the Buyer or any of the Sellers in connection with the consummation of the transactions contemplated by this Agreement, in each case only as applicable to the relevant party or parties to such Ancillary Agreement, as indicated by the context in which such term is used.

(6)“Annual Financial Statements” means the financial statements of each of the Target Entities as at and for the fiscal year ended October 31, 2016 (excluding the financial statements of Etratech AP which are for the fiscal year ended December 31, 2016) consisting of a balance sheet, statement of profit and loss, statement of retained earnings and deficit and statement of changes in financial position for the period then ended, together with the notes to such financial statements, as reported on by KPMG LLP, a copy of which is attached as Schedule 1.1(6).

(7)“Assumed Liabilities” has the meaning set forth in Section 3.1.

(8)“Benefit Plans” has the meaning set forth in Section 7.11(2).

(9)“Books and Records” means the Financial Records and all other books, records, files and papers of each of the Target Entities including sales and advertising materials, sales and purchase correspondence, trade association files, research and development records, lists of present and former customers and suppliers, personnel, employment and other records, drawings, engineering information, computer programs (including source code), software programs, manuals and data, and the minute and share certificate books of Etratech HK and its Subsidiaries and all records, data and information stored electronically, digitally or on computer-related media.

(10)“Business” means the collective business that each of the Target Entities are engaged in at the Closing, being the designing, engineering, manufacturing and selling of electronic components and systems.

(11)“Business Day” means any day, other than a Saturday or Sunday, on which banks in Toronto, Ontario are open for commercial banking business during normal banking hours.

(12)“Buyer” has the meaning set forth in the preamble.

(13)“Buyer Indemnitees” has the meaning in Section 10.2.

SHARE AND ASSET purchase agreement

(14)“Buyer’s Plans” has the meaning set forth in Section 5.2(1).

(15)“Canadian Intangibles” means all of the following Purchased Assets: customer relationships, technology, goodwill, intellectual property and all other intangible assets.

(16)“Canadian Trade Accounts Receivable” means all of the trade accounts receivable of Etratech Opco.

(17)“Carmike” has the meaning set forth in the preamble.

(18)“Cash” means, as of the date in question, all cash and cash equivalents (including marketable securities) of Etratech HK and its Subsidiaries on a consolidated basis determined in accordance with GAAP (and, for absolute clarity, determined after (a) deducting cash and cash equivalents necessary to cover payment on any outstanding checks as of the date of determination and (b) adding deposits in transit). Any monetary conversion from the currency of a foreign country to Canadian dollars shall be calculated using the applicable posted Bank of Canada exchange rate as of the close of business on the day prior to the Closing Date.

(19)“Cash Statement” has the meaning set forth in Section 4.3(2).

(20)“Claim” has the meaning set forth in Section 10.4(a).

(21)“Claim Response” has the meaning set forth in Section 10.4(b).

(22)“Claims Notice” has the meaning set forth in Section 10.4(a).

(23)“Closing” has the meaning set forth in Section 6.1.

(24)“Closing Cash” has the meaning set forth in Section 4.3(2).

(25) “Closing Cash Shortfall” has the meaning set forth in Section 4.3(2)(b).

(26)“Closing Date” has the meaning set forth in Section 6.1.

(27)“Closing Financial Statements” means the unaudited financial statements of the Target Entities as at and for the fiscal period ended on the Closing Date, consisting of a balance sheet, statement of profit and loss, statement of retained earnings and deficit and statement of changes in financial position for the period then ended, together with the notes thereto.

(28)“Closing Time” has the meaning set forth in Section 6.1.

(29)“Closing Working Capital” has the meaning set forth in Section 4.3(3).

(30) “Closing Working Capital Shortfall” has the meaning set forth in Section 4.3(3)(b).

(31)“Company Debt” means, without duplication, all liabilities of the Target Entities for (a) borrowed money, (b) any other indebtedness that is evidenced by a note, bond, debenture or similar instrument, (c) any drawn letters of credit or amounts due and payable under banker’s acceptances, (d) lease obligations that are required to be classified as capitalized lease obligations in accordance with GAAP, (e) any obligations under any derivative financial

SHARE AND ASSET purchase agreement

instruments, (f) any accrued interest, fees, make-whole amounts or penalties (including pre-payment penalties) in respect of any of the foregoing required to be paid upon extinguishment of such Company Debt, and (g) all Guarantees given by that Person, in each case of (a) through (g) whether or not evidenced by a note, bond, debenture or similar instrument. Without limiting the generality of the foregoing, “Company Debt” specifically includes, to the extent outstanding on the Closing Date, the indebtedness set forth in the Annual Financial Statements, the Interim Financial Statements and Schedule 7.4(7) and any accrued interest, fees, make-whole amounts or penalties (including pre-payment penalties) in respect of the indebtedness set forth in the above. “Company Debt” shall not include any amounts secured by letters of credit or performance bonds, or any insurance related thereto, except to the extent amounts are drawn or due thereunder.

(32)“Company’s Knowledge” or words of similar import, when used in connection with any representation, warranty, covenant or agreement contained in this Agreement, shall mean the actual knowledge of either or both of Michael Desnoyers and Michael Lamontagne after reasonable enquiry into the relevant subject matter of applicable officers and employees of the Target Entities, but for certainty, without any requirement to make any inquiry of any third parties or any Governmental Authority or to perform any searches of public registry offices or systems.

(33)“Company Released Parties” has the meaning set forth in Section 12.18.

(34)“Computer Systems” means all computer hardware, peripheral equipment, software and firmware, processed data, technology infrastructure and other computer systems and services that are used by or accessible to the Target Entities to receive, store, process or transmit data to carry on the Business or to carry on its day to day operations and affairs.

(35)“Confidential Information” has the meaning set forth in Section 9.5.

(36)“Confidentiality Agreement” means the confidentiality agreement between Angle Advisors, representative of Enterprises acting on behalf of Enterprises, and the Buyer dated May 10, 2017, as amended.

(37)“Consent” means any consent, approval, permit, waiver, ruling, exemption or acknowledgement from any Person (other than a Seller) which is required pursuant to the terms of any Contract in connection with the sale of the Purchased Assets to the Buyer on the terms contemplated in this Agreement, to permit the Buyer and Etratech HK and its Subsidiaries, as applicable, to carry on the Business after the Closing Date or which is otherwise necessary to permit the parties to perform their obligations under this Agreement.

(38)“Contaminant” means any solid, liquid, gas, odour, heat, sound, vibration, radiation  or any combination of any of them resulting directly or indirectly from human activities, the presence of which in the Environment causes or may cause an adverse effect to the quality of the Environment or human health, including any substance, product, element, or matter that is listed as a “hazardous material”, “dangerous goods”, “waste”, “toxic substance”, “contaminant”, “pollutant”, “deleterious substance” or words of similar import under any Environmental Law.

SHARE AND ASSET purchase agreement

(39)“Contracts” means all written contracts, leases, licenses, and other agreements (including any amendments and other modifications thereto), to which Etratech Opco, Etratech HK or any of its Subsidiaries is a party.

(40)“Control” of a Person by another Person means that the second Person directly or indirectly possesses the power to direct or cause the direction of the management and policies of the first Person, whether through the ownership of securities, by contract or by any other means and “controlled by” and “under common control with” have corresponding meanings.

(41)“CRA” means the Canada Revenue Agency.

(42)“Dispute” has the meaning set forth in Section 12.14.

(43)“Dollar” and the symbol “$” or “C$” each means the lawful currency of Canada.

(44)“Employment Laws” means all applicable Law relating to employment and labour, including those relating to wages, hours of work, employment or labour standards, collective bargaining, labour or industrial relations, pension benefits, human rights, pay equity, employment equity, workers’ compensation or workplace safety and insurance, employer health tax, employment or unemployment insurance, income tax withholdings, Canada Pension Plan, occupational health and safety and hazardous substances.

(45)“Encumbrances” means any mortgage, pledge, lien, claim, encumbrance, restriction, purchase right, option, right of first refusal, obligation, charge or other security interest of any kind or any agreements or commitments to create any of the foregoing.

(46)“Enterprises” has the meaning set forth in the preamble.

(47)“Environment” means soil, surface waters, groundwater, land, subsurface strata, sediments and ambient air, or any combination or part thereof.

(48)“Environmental Law” means all applicable Law relating to the protection and preservation of the Environment, health, safety, product safety, product liability, natural resource damage or Contaminants, including the Environmental Protection Act (Ontario) and the Canadian Environmental Protection Act, 1999 (Canada).

(49)“Environmental Permits” includes all Orders, permits, certificates, approvals, consents, registrations and licences issued by any Governmental Authority under Environmental Laws.

(50)“Escrow Agent” means JPMorgan Chase Bank, National Association, Toronto Branch.

(51)“Escrow Agreement” means that certain escrow agreement, dated as of the Closing Date, by and among the Etratech Opco, International Holdco, the Escrow Agent and the Buyer, in substantially the form attached hereto as Exhibit A.

(52)“Escrow Amount” means C$8,000,000.

(53)“Estimated Working Capital” has the meaning set forth in Section 4.3(1).

(54)“ETA” means the Excise Tax Act (Canada).

SHARE AND ASSET purchase agreement

(55)“Etratech AP” means Etratech Asia-Pacific Limited.

(56)“Etratech APE” means Etratech Asia-Pacific Electronics (Shenzhen) LTD.

(57)“Etratech HAP” means Etratech Holdings Asia-Pacific Limited.

(58)“Etratech HK” means Etratech Hong Kong Limited.

(59)“Etratech Opco” has the meaning set forth in the preamble.

(60)“Excluded Assets” has the meaning set forth in Section 2.3.

(61)“Excluded Representations” means the representations and warranties set forth in Section 7.1(1), Section 7.1(2), Section 7.1(3), Section 7.1(4), Section 7.1(5), Section 7.2(1), Section 7.2(5), Section 7.3 and Section 7.12(1).

(62)“Exhibits” means the exhibits to this Agreement.

(63)“Existing Insurance” has the meaning set forth in Section 10.1.

(64)“Expiration Date” has the meaning set forth in Section 10.3(a).

(65)“Financial Records” means all books of account and other financial data and information of the Target Entities and includes all records, data and information stored electronically, digitally or on computer-related media.

(66)“GAAP” means (a) for any reporting period prior to January 1, 2011, Canadian Generally Accepted Accounting Principles, as defined by the Accounting Standards Board of the Canadian Institute of Chartered Accountants in the Handbook of the Canadian Institute of Chartered Accountants at the relevant time, and (b) for any reporting period beginning on or after January 1, 2011, Canadian Generally Accepted Accounting Standards for Private Enterprises as adopted by the Accounting Standards Board of the Canadian Institute of Chartered Accountants.

(67)“General Expiration Date” has the meaning set forth in Section 10.3(a).

(68)“Gentherm Canada” has the meaning set forth in the preamble.

(69)“Gentherm GmbH” has the meaning set forth in the preamble.

(70)“Gentherm HK” has the meaning set forth in the preamble.

(71)“Good Standing”, when used in reference to a corporation, denotes that such corporation has not been discontinued or dissolved under the laws of its incorporating jurisdiction, that no steps or proceedings have been taken to authorize or require such discontinuance or dissolution and that such corporation has submitted all notices or returns of corporate information and all other filings required by applicable Law to be submitted by it to any Governmental Authority.

(72)“Goodwill” means the goodwill of Etratech Opco related to the Business at the Closing Time including the right to represent the Buyer as carrying on the Business in continuation of, and in succession to, Etratech Opco, as applicable.

SHARE AND ASSET purchase agreement

(73)“Government Assistance Programs” has the meaning set forth in Section 7.9(12).

(74)“Governmental Authority” means any applicable government or regulatory authority, or any ministries, departments, agencies, commissions, tribunals, boards, panels, or bureaus of any such government or regulatory authority, or other law-making organizations or entities having jurisdiction on behalf of any nation, province, territory or state or any other geographic or political subdivision of any of them.

(75)“GST” has the meaning set forth in Section 11.8(1).

(76)“GST/HST” has the meaning set forth in Section 8.5.

(77)“Guarantee” of a Person means any absolute or contingent liability of that Person under any guarantee, agreement, endorsement (other than for collection or deposit in the ordinary course of business of that Person), discount with recourse or other obligation to pay, purchase, repurchase or otherwise be or become liable or obligated upon or in respect of any indebtedness of any other Person and including any absolute or contingent obligation to:

(a)	advance or supply funds for the payment or purchase of any debt of any other Person;
(b)

purchase, sell or lease (as lessee or lessor) any property, assets, goods, services, materials or supplies for the purpose of enabling any Person to make payment of debt or to assure the holder of the debt against loss; or

(c)

indemnify or hold harmless any other Person from or against any losses, liabilities or damages, in circumstances intended to enable the Person to incur or pay any debt or to comply with any agreement relating thereto or otherwise to assure or protect creditors against loss in respect of the debt.

(78)“Hazardous Material” means any regulated pollutant, substance or material, asbestos and asbestos-containing materials, hazardous waste, hazardous material, hazardous substance, contaminant, petroleum and petroleum-containing materials, radiation and radioactive materials and polychlorinated biphenyls, in any quantity or concentration in excess of any criteria prescribed by any Environmental Law.

(79)“ICA” means the Investment Canada Act (Canada).

(80)“ICDR Canada” means the International Centre for Dispute Resolution Canada.

(81)“Indemnified Party” has the meaning set forth in Section 10.4(a).

(82)“Indemnifying Party” has the meaning set forth in Section 10.4(a).

(83)“Initial Purchase Price” has the meaning set forth in Section 4.1.

(84)“Intellectual Property” means (a) all copyrights, whether in published or unpublished works; rights to compilations, collective works and derivative works of any of the foregoing and moral rights in any of the foregoing; and registrations and applications for registration for any of the foregoing and any renewals or extensions thereof; (b) internet electronic addresses, uniform

SHARE AND ASSET purchase agreement

resource locators and alphanumeric designations associated therewith registered with or assigned by any domain name registration authority as part of an electronic address on the internet and all applications for any of the foregoing; (c) all patents, industrial and utility models, industrial design registrations, petty patents, patents of importation, patents of addition, certificates of invention, and any other indicia of invention ownership issued or granted by any Governmental Authority, including all provisional applications, priority and other applications, divisionals, continuations (in whole or in part), extensions, reissues, re-examinations or equivalents or counterparts of any of the foregoing; (d) trademarks, service marks, business names, trade names, certification marks, collective marks and other proprietary rights to any words, names, slogans, symbols, logos, devices or combinations thereof used to identify, distinguish and indicate the source or origin of goods or services; registrations, renewals, applications for registration, equivalents and counterparts of the foregoing; and the business goodwill associated with each of the foregoing and (e) anything that would constitute a “trade secret” under applicable Law.

(85)“Interim Financial Statements” means the unaudited financial statements of each of the Target Entities as at and for the eleven month fiscal period from November 1, 2016 to September 30, 2017, consisting of a balance sheet, statement of profit and loss, statement of retained earnings and deficit and statement of changes in financial position for the period then ended, together with the notes to such financial statements, a copy of which is attached as Schedule 1.1(85).

(86)“International Holdco” has the meaning set forth in the preamble.

(87)“Inventory” means all inventories related to the Business immediately prior to the Closing Time, including all finished goods, work in progress, raw materials, manufacturing supplies, spare parts, packaging materials and all other materials and supplies used or consumed in the production of finished goods; provided that, the foregoing categories of items to be included in Inventory shall only be included if such category has been recorded as inventory in the preparation of the Annual Financial Statements and Interim Financial Statements in accordance with GAAP.

(88)“Lamontagne Employment Agreement” has the meaning set forth in Section 6.2(o).

(89)“Law” means any currently existing applicable law, statute, code, ordinance or regulation of any Governmental Authority.

(90)“Leased Premises” has the meaning set forth in Section 7.6(3)(b).

(91)“Leases” has the meaning set forth in Section 7.6(3)(a).

(92)“Letter of Interest” has the meaning set forth in Section 1.2.

(93)“Liabilities” of a Person means all debt, obligations and other liabilities of that Person whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due.

(94)“Licence” means any licence, permit, authorization, approval or other evidence of authority issued or granted to, conferred upon, or otherwise created for any of the Target Entities by any Governmental Authority.

SHARE AND ASSET purchase agreement

(95)“Liens” means any mortgage, charge, easement, encroachment, lien, adverse claim, claims of others, restrictive covenant, statutory or deemed trust, assignment by way of security, security interest of any nature, pledge, hypothecation, security agreement, title retention agreement, right of occupation, option or other encumbrance whether created or arising by agreement, statute or otherwise at law or any agreement to create any of the foregoing.

(96)“Losses” has the meaning set forth in Section 10.1.

(97)“Material Contracts” means all Contracts falling within the following categories to which any of the Target Entities is a party or its assets or properties are bound:

(a)	any Contract that is reasonably expected to involve payments to or from any such entity in excess of $100,000 over the term of such Contract;
(b)	any partnership, joint venture, strategic alliance, revenue-sharing or other similar Contract;
(c)	all Contracts evidencing Company Debt;
(d)	any Contract that limits the freedom of any of any of the Buyer, or the Target Entities to engage in any line of business or to compete with any Person or in any area;
(e)	any Contract that includes any “most favored nation” provision or similar terms favoring a third party;
(f)

any Contract that requires the payment of royalties, commissions, finders’ fees or similar payments (other than employment Contracts that provide for payment of commissions in the Ordinary Course of Business); and

(g)	any other Contract which is otherwise material to any such entity or entered into outside of the Ordinary Course of Business.

(98)“Mr. Desnoyers” has the meaning set forth in the preamble.

(99)“Mr. Lamontagne” has the meaning set forth in the preamble.

(100)“Net Working Capital” means, as of immediately prior to the Closing (before taking into account the consummation of the transactions contemplated hereby):

(a)	the accounts receivable (net of allowance for doubtful accounts), as included in current assets of the Target Entities; plus,
(b)	the Inventory of the Target Entities as of immediately prior to the Closing, not including any slow or obsolete items; minus,
(c)	the accounts payable of the Target Entities determined in accordance with GAAP; minus

SHARE AND ASSET purchase agreement

(d)

any other required payments under vendor or supplier contracts that are due, or past due, as of the Closing (including, as an example, rent that is due on or prior to the Closing Date that remains unpaid at the Closing); and minus

(e)	liabilities for accrued (or partially accrued) but unpaid bonuses payable to employees (but only to the extent not included in the Transaction Expenses);

excluding, for the avoidance of doubt, any other current assets or current liabilities of the Target Entities, including but not limited to Cash, deferred revenue, Taxes, or Transaction Expenses.

The parties acknowledge and agree that the purpose of preparing and calculating the Net Working Capital hereunder is to measure changes in Net Working Capital without the introduction of new or different accounting methods, policies, practices, procedures, classifications, judgments or estimation methodologies from those used in determining the Target Working Capital.

(101)“New Facts” has the meaning set forth in Section 10.4(c).

(102)“Opco Employees” means any and all active and inactive employees of Etratech Opco who are employed in connection with the Business on the basis of a written, oral or implied contract of employment, whether of indefinite duration or for a fixed term.

(103)“Order” means any order, injunction, judgment, ruling, award, decree or writ of any Governmental Authority.

(104)“Ordinary Course of Business” means the ordinary and usual course of the routine daily affairs of the Business, consistent with past practice.

(105)“Payoff Letters” means the letters provided by the lenders or other holders of Company Debt in connection with the repayment of the Company Debt as contemplated hereby.

(106)“Person” means any individual, sole proprietorship, partnership, firm, entity, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, Governmental Authority, and where the context requires any of the foregoing when they are acting as trustee, executor, administrator or other legal representative.

(107)“Personal Information” has the meaning ascribed thereto in the Personal Information Protection and Electronic Documents Act (Canada).

(108)“Personal Property Leases” means the leases of personal property related to the Business at the Closing Time including all purchase options, prepaid rents, security deposits, licences and permits relating thereto and all leasehold improvements thereon.

(109)“Post-Closing Straddle Period” has the meaning set forth in Section 11.1.

(110)“Post-Closing Tax Period” means any Tax period beginning on or after the Closing Date.

(111)“Pre-Closing Straddle Period” has the meaning set forth in Section 11.1.

SHARE AND ASSET purchase agreement

(112)“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date, provided, however, that in respect of Canadian income Taxes relating to Etratech Opco or any other Subsidiaries, “Pre-Closing Tax Period” means any Tax period ending prior to the Closing Date.

(113)“Prepaid Expenses” means all prepayments, prepaid charges, deposits, sums and fees related to the Business or held in respect of the Purchased Assets.

(114)“Principal Customers” has the meaning set forth in Section 7.9(3).

(115)“Principal Suppliers” has the meaning set forth in Section 7.9(2).

(116)“Privilege Period” has the meaning set forth in Section 11.1.

(117)“Pro Rata Portion” means, with respect to each of Mr. Lamontagne, Carmike, and SF Fund, the quotient of (i) the number of shares in the capital of Enterprises held by each such Person and (ii) the aggregate number of shares in the capital of Enterprises issued and outstanding immediately prior to the Closing.

(118)“Purchase” means the transaction of purchase and sale of the Purchased Assets contemplated by this Agreement.

(119)“Purchase Price” has the meaning set forth in Section 4.1.

(120)“Purchased Assets” means all of Etratech Opco’s right, title and interest in and to the properties, assets, interests and rights of Etratech Opco which are related to the Business, other than the Excluded Assets, including Etratech Opco’s right, title and interest, if any, in the following:

(a)	the Accounts Receivable;
(b)	the Prepaid Expenses;
(c)	the Inventory;
(d)	the Tangible Personal Property;
(e)	the Personal Property Leases;
(f)	the Real Property Leases;
(g)	the Contracts;
(h)	the Intellectual Property, including the name Etratech;
(i)	the Goodwill;
(j)	the Books and Records; and
(k)	the Licences;

SHARE AND ASSET purchase agreement

and all of International Holdco’s right, title and interest in and to the Purchased Shares.

(121)“Purchased Shares” has the meaning set forth in Recital B.

(122)“Real Property” means real or immovable property and all plant, buildings, structures, improvements, appurtenances and fixtures (including fixed machinery and fixed equipment) thereon or forming part thereof.

(123)“Real Property Leases” means all leases and subleases of real or immovable property related to the Business including all purchase options, prepaid rents, security deposits, licences and permits relating thereto and all leasehold improvements thereon.

(124)“Regulatory Approval” means any approval, consent, ruling, authorization, notice, permit or acknowledgement that may be required from any Person pursuant to applicable Law or under the terms of any Licence or the conditions of any Order in connection with the sale of the Purchased Assets to the Buyer on the terms contemplated in this Agreement, to permit any of the Buyer, Etratech HK and its Subsidiaries to carry on the Business after the Closing Date or which is otherwise necessary to permit the parties to perform their obligations under this Agreement.

(125)“Release” means any releasing, spilling, leaking, adding, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping of a Hazardous Material into the Environment.

(126)“Response Period” has the meaning set forth in Section 10.4(b).

(127)“Responsible Party” has the meaning set forth in Section 10.4(c).

(128)“Restricted Entity” has the meaning set forth in Section 9.4(a).

(129)“Restricted Individuals” has the meaning set forth in Section 9.4(a).

(130)“Restricted Parties” has the meaning set forth in Section 9.4(a).

(131)“Restrictive Covenants” has the meaning set forth in Section 9.4(c).

(132)“Schedules” means the schedules to this Agreement.

(133)“Seller Released Claims” has the meaning set forth in Section 12.18.

(134)“Sellers” has the meaning set forth in the preamble.

(135)“Settlement Amount Detail Notice” has the meaning set forth in Section 4.2(2).

(136)“Settlement Amounts” has the meaning set forth in Section 4.2(1).

(137)“SF Fund” has the meaning set forth in the preamble.

(138)“Statement Date” means the date of the most recent Annual Financial Statements, being October 31, 2016.

SHARE AND ASSET purchase agreement

(139)“Straddle Period” has the meaning set forth in Section 11.1.

(140)“Subsidiary” or “Subsidiaries” means (i) generally, Etratech Opco, the International Holdco, Etratech HK, Etratech AP, Etratech HAP and Etratech APE and (ii) with reference to Etratech HK only Etratech AP, Etratech HAP and Etratech APE.

(141)“Tangible Personal Property” means personal property that can be physically relocated, such as furniture and equipment.

(142)“Target Cash” means C$0.

(143)“Target Entities” means Etratech Opco, Etratech HK, Etratech AP, Etratech HAP and Etratech APE.

(144)“Target Working Capital” means C$15,700,000.

(145)“Tax” and “Taxes” means taxes, duties, fees, premiums, assessments, imposts, levies and other similar charges imposed by any Governmental Authority under applicable Law, including all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Authority in respect thereof, and including those levied on, or measured by, or referred to as, income, gross receipts, profits, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, value-added, excise, stamp, withholding, business, franchising, property, development, occupancy, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, countervail and anti-dumping, all license, franchise and registration fees and all employment insurance, health insurance and the Canada Pension Plan or provincial equivalents and other government pension plan premiums or contributions.

(146)“Tax Matter” means any written inquiries, assessments, proceedings or similar events with respect to Taxes of the Target Entities for which the Sellers may be required to reimburse any Indemnified Party pursuant to this Agreement, including without limitation the matters set forth on Schedule 1.1(146).

(147)“Tax Returns” means all Tax returns, statements, reports, elections, agreements, forms or other documents of any nature or kind required to be filed with any Taxing Authority.

(148)“Taxing Authority” means any Governmental Authority responsible for the administration or imposition of any Tax.

(149)“Third Party Approval” has the meaning set forth in Section 2.5.

(150)“Threshold” has the meaning set forth in Section 10.3(b).

(151)“Threshold/Capped Liabilities” has the meaning set forth in Section 10.3(b).

(152)“Transaction Documents” has the meaning set forth in Section 1.2.

(153)“Transaction Expenses” means the sum of (a) all of the fees, costs and expenses payable by Enterprises or the Subsidiaries to outside legal counsel, accountants, advisors, brokers and other third parties (including Minden Gross LLP and Angle Advisors, LLC) incurred by

SHARE AND ASSET purchase agreement

Enterprises or the Subsidiaries in connection with the preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby that are unpaid as of the Closing, (b) without duplication of (a), all of the fees, costs and expenses payable by the Sellers to outside legal counsel, accountants, advisors, brokers and other third parties (including Minden Gross LLP and Angle Advisors, LLC) incurred by Enterprises or the Subsidiaries on behalf of the Sellers in connection with the preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby that are required to be paid by Enterprises, the Subsidiaries or the Buyer in connection with this Agreement, and (c) any bonuses to be paid to employees of the Subsidiaries upon and in connection with the consummation of the transactions contemplated hereby and unpaid by the Subsidiaries as of the Closing Date (including the employer portion of any payroll, social security, unemployment or similar Taxes).

(154)“Transfer Taxes” has the meaning set forth in Section 11.6.

(155)“Transferred Employees” has the meaning set forth in Section 5.2(1).

(156)“User Data” means (i) all data and analytics collected or generated by, or provided to, any of the Target Entities (whether generated or stored by any such entity directly or a third party on behalf of the Business) resulting from any action or activity of users of any such entity’s websites, including user identification and associated activities at a website as well as pings and activity related to closed loop reporting and all other data associated with a user’s behavior on the Internet, and (ii) all data collected and stored by or on behalf of any such entity and all data provided to any such entity by (or pertaining to) an identifiable individual.

(157)“Working Capital Overage” has the meaning set forth in Section 4.3(1).

(158)“Working Capital Statement” has the meaning set forth in Section 4.3(3).

(159)“Working Capital Underage” has the meaning set forth in Section 4.3(1).

Section 1.2 Entire Agreement

This Agreement, the Exhibits and Schedules hereto, the Confidentiality Agreement and the Escrow Agreement (collectively, the “Transaction Documents”) constitute the entire agreement between the parties and set out all the covenants, promises, warranties, representations, conditions and agreements between the parties in connection with the subject matter of this Agreement and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, pre-contractual or otherwise, including, without limitation, the indicative offer of interest by the Buyer to purchase the outstanding equity interests of Enterprises from its equityholders dated June 13, 2017, (the “Letter of Interest”). The Letter of Interest is hereby terminated and the parties acknowledge and agree that none of them have any liability under the Letter of Interest whatsoever. There are no covenants, promises, warranties, representations, conditions, understandings or other agreements, whether oral or written, pre-contractual or otherwise, express, implied or collateral, whether statutory or otherwise, between the parties in connection with the subject matter of this Agreement except as specifically set forth in the Transaction Documents. This Agreement constitutes the complete and exclusive statement of its terms and no extrinsic evidence whatsoever may be introduced in any proceedings involving this Agreement. Any cost estimates, projections or other predictions

SHARE AND ASSET purchase agreement

contained or referred to in any other material that has been provided to the Buyer or any of its Affiliates, agents or representatives (including any due diligence presentations or documents, and in particular any descriptive memorandum transmitted to the Buyer or any of its Affiliates relating to the sale of the Purchased Assets, and any supplements or addenda thereto) are not and shall not be deemed to be representations or warranties of the Sellers or any of their respective Affiliates, agents, employees or representatives.

Article 2 – SALE AND PURCHASE

Section 2.1 Purchased Assets and Shares

At the Closing, the International Holdco and Etratech Opco shall sell, transfer, assign, convey and deliver to the Buyer the Purchased Assets, including the Purchased Shares, free and clear of any Liens, and the Buyer shall purchase and acquire the Purchased Assets, including the Purchased Shares.

Section 2.2 Acquisition Entities

The parties agree that the following Affiliates of the Buyer are (consistent with Section 8.5) hereby granted the rights and obligations under this Agreement to acquire the Purchased Assets and assume related obligations (including, without limitation, assumption of the Assumed Liabilities in the case of Gentherm Canada):

Gentherm Canada	All of the Purchased Assets excluding the Purchased Shares, the Canadian Intangibles and the Canadian Trade Accounts Receivable
Gentherm GmbH	The Canadian Intangibles and the Canadian Trade Accounts Receivable
Gentherm HK	The Purchased Shares

To the extent necessary, the Buyer and the Sellers shall execute such documents and instruments reasonably necessary to give effect to the foregoing.  Notwithstanding this Section 2.2, the Buyer shall not be released from its obligations hereunder if such obligations are not performed by any such Affiliate of the Buyer as and when such obligations are required to be performed pursuant to the terms of this Agreement.

Section 2.3 Excluded Assets

Notwithstanding anything in this Agreement to the contrary, the following assets, properties, rights and interests of Etratech Opco (the “Excluded Assets”) shall be excluded from and shall not constitute Purchased Assets:

(1)Excluded Assets.  The property and assets described in Schedule 2.3.

(2)Rights Under Agreement.  All of the Sellers’ rights under this Agreement.

SHARE AND ASSET purchase agreement

Section 2.4 Etratech Opco Accounts

If, after the Closing Time, any of the Sellers or Etratech Opco receives any payment from any account debtor with respect to any Accounts Receivable on behalf of Etratech Opco, such Seller shall, or shall cause Etratech Opco to, promptly pay to the Buyer an amount equal to such payment.

Section 2.5 Non-Assignable Assets

If any of the Purchased Assets shall not be assignable, or shall only be assignable with the Consent of a third party (“Third Party Approval”), International Holdco and Etratech Opco shall:

(1)use all reasonable efforts, in co-operation with the Buyer and at the Buyer’s sole cost, to secure any Third Party Approval required in connection with the assignment of such Purchased Asset; and

(2)where such Purchased Asset is not assignable or any Third Party Approval in respect of such Purchased Asset has not been obtained pending the effective transfer of such Purchased Asset, hold all rights or entitlements that International Holdco or Etratech Opco have in trust for the exclusive benefit of the Buyer, provided that the Buyer shall pay, perform and discharge all obligations arising or accruing with respect thereto as of the Closing Date.

Article 3 – ASSUMPTION OF LIABILITIES

Section 3.1 Assumed Liabilities

On the terms and subject to the conditions contained in this Agreement including Section 2.2, the Buyer shall at the Closing Time, assume and agree to pay, perform and discharge when due only the following liabilities of Etratech Opco (collectively, the “Assumed Liabilities”):

(1)Accounts Payable. All trade and other accounts payable related to the Business at the Closing Time to the extent that such liabilities:

(a)	were incurred in the Ordinary Course of Business;
(b)	would be required by GAAP to be reflected on a balance sheet of the Business as current liabilities;
(c)	are reflected on the Closing Financial Statements; and
(d)	are not owed to any Seller or any Affiliate of any Seller.

(2)Contracts, etc.  All Liabilities of Etratech Opco accruing on or after the Closing Time under the Personal Property Leases, Real Property Leases, Contracts and Licences.

(3)Accrued Expenses.  All Liabilities of Etratech Opco in respect of accrued expenses reflected or reserved against in the Closing Financial Statements.

SHARE AND ASSET purchase agreement

(4)Employees.  All Liabilities of Etratech Opco in respect of the Transferred Employees to the extent that such Liabilities are based on facts, circumstances or events that arise on or after the Closing Time. For certainty, if the Buyer terminates the employment of any Transferred Employees after the Closing Time, the Buyer shall be responsible for all amounts due in connection with the termination of such Transferred Employee’s employment as severance pay or termination pay (including statutory, contractual or at common law) and damages for wrongful dismissal, including any liabilities resulting from a recognition of such Transferred Employee’s pre-Closing Time years of service with the Business.

Section 3.2 Retained Liabilities

Except as specifically provided in this Agreement, the Buyer shall not assume and shall not be obliged to pay, perform or discharge any Liabilities of Etratech Opco which arise or relate to the Business or otherwise.  Without limiting the generality of the foregoing, the Buyer shall have no obligations in respect of any of the following Liabilities:

(1)Related Parties.  All Liabilities of the Business to any Seller or to any Affiliate of any Seller.

(2)Banks, etc.  All Liabilities of Etratech Opco to banks, financial institutions or other Persons with respect to borrowed money or otherwise.

(3)Contracts, etc.  All Liabilities of Etratech Opco accruing prior to the Closing Time under the Personal Property Leases, Real Property Leases, Contracts and Licences including all Liabilities in respect of any breach of representation, warranty or covenant contained in, or for any claim for indemnification pursuant to, any Personal Property Lease, Real Property Lease, Contract or Licence to the extent that such breach or claim arose out of Etratech Opco’s performance or non-performance thereunder, prior to the Closing Time, regardless of when such breach or claim is asserted.

(4)Employees.  All Liabilities of Etratech Opco in respect of the Transferred Employees to the extent that such Liabilities are based on facts, circumstances or events that arise on or before the Closing Time, including any payments owing for equitable relief, damages for breach of human rights, aggravated damages or punitive damages owing as a result of events arising on or before the Closing Time, and all Liabilities of Etratech Opco in respect of other employees of Etratech Opco including all severance payments, damages for wrongful dismissal and all related costs in respect of the termination by Etratech Opco of the employment of any Opco Employee who does not accept the Buyer’s offer of employment referred to in Section 5.1. For certainty, if the Buyer terminates the employment of any Transferred Employees after the Closing Time, the Buyer, and not the Sellers, shall be responsible for all amounts due in connection with the termination of such Transferred Employee’s employment as severance pay or termination pay (including statutory, contractual or at common law) and damages for wrongful dismissal, including any liabilities resulting from a recognition of such Transferred Employee’s pre-Closing Time years of service with the Business.

(5)Product Liabilities.  All Liabilities in respect of injury to or death of Persons or damage to or destruction of property not constituting part of the Purchased Assets, including product liability claims and worker’s compensation claims arising out of the conduct of the Business

SHARE AND ASSET purchase agreement

prior to the Closing Time, regardless of when any such Liability is asserted, including any Liability for consequential or punitive damages in connection with the foregoing.

(6)Product Warranties.  Subject to Section 10.3(b), all Liabilities incurred in respect of product warranties related to products sold by Etratech Opco prior to the Closing Time.

(7)Product Returns.  Subject to Section 10.3(b), all Liabilities incurred in respect of product returns or allowances, accounts or rebates in respect of products sold by Etratech Opco prior to the Closing Time.

(8)Taxes.  Subject to Section 11.8(2), all Liabilities for Taxes payable by Etratech Opco or International Holdco.

Article 4 – PURCHASE PRICE

Section 4.1 Purchase Price

Subject to the adjustment set forth in Section 4.2, in full consideration for the transfer of the Purchased Assets, including the Purchased Shares, on the Closing Date the purchase price payable by the Buyer to the Sellers will be equal to the aggregate amount in cash of

(a)	Eighty-One Million, Three Hundred Twenty-Five Thousand Dollars (C$81,325,000);
(b)	minus:
(i)	the aggregate amount of Company Debt outstanding immediately prior to the Closing;
(ii)	the Transaction Expenses; and
(iii)	the Escrow Amount.

(such amount, the “Initial Purchase Price”), which Initial Purchase Price shall be increased by (x) any Working Capital Overage or decreased by (y) any Working Capital Underage (as adjusted, the “Purchase Price”), as provided in Section 4.3.

Section 4.2 Settlement

(1)At the Closing, the Buyer shall (i) on behalf of the Target Entities, cause the Company Debt (other than any capitalized lease obligations) outstanding immediately prior to the Closing to be repaid in full to the Persons entitled thereto pursuant to the Payoff Letters, (ii) on behalf of the Sellers, as applicable, pay the Transaction Expenses that are due and payable to the persons entitled thereto based on the notice delivered pursuant to Section 4.2(2), (iii) pay the Escrow Amount into an escrow account to be held by the Escrow Agent in accordance with the terms of the Escrow Agreement.  All amounts paid by the Buyer pursuant to this Section 4.2(1) are collectively referred to as the “Settlement Amounts”.

(2)To facilitate payment of the Settlement Amounts, the Sellers shall deliver written notice to the Buyer at the Closing (the “Settlement Amount Detail Notice”) setting forth, in

SHARE AND ASSET purchase agreement

reasonable detail: (i) the amount of Company Debt outstanding immediately prior to the Closing, supported by the Payoff Letters and (ii) the Transaction Expenses, including payment instructions for each item listed.

(3)The Purchase Price will be paid by the Buyer to Etratech Opco and International Holdco at Closing by wire transfer of immediately available funds, to an account designated in writing by each such Seller, as follows:

(a)	To Etratech Opco: an amount equal to C$61,160,000; and
(b)	To International Holdco: an amount equal to C$20,165,000.

Section 4.3 Adjustment of Purchase PriceError! Reference source not found.

(1)At the Closing Date, the Target Entities shall deliver to the Buyer a good faith estimate of the Net Working Capital as of the Closing Time based on the month-end balance sheet of the Target Entities as at the most recent month end prior to the Closing Date and rolled forward to the degree possible, and further prepared in accordance with GAAP and consistent with the manner in which the Annual Financial Statements and Interim Financial Statements have been prepared and past practices, but only to the extent such past practices are in accordance with GAAP (such estimate, the “Estimated Working Capital”).  If the Estimated Working Capital is less than the Target Working Capital, the Initial Purchase Price will be reduced by the amount of such shortfall (the “Working Capital Underage”), subject to further adjustment as provided in this Section 4.3.  If the Estimated Working Capital is greater than the Target Working Capital, the Initial Purchase Price will be increased by the amount of such excess (the “Working Capital Overage”), subject to further adjustment as provided in this Section 4.3.

(2)Within 45 days after the Closing Date, the Buyer shall cause to be prepared and delivered to the Sellers a cash statement (the “Cash Statement”), setting forth the calculation of Cash as of the Closing Date (the “Closing Cash”), including all materials and supporting detail related to such calculation.  The Closing Cash is to be prepared in accordance with GAAP and consistent with the manner in which the Annual Financial Statements and Interim Financial Statements have been prepared and past practices, but only to the extent such past practices are in accordance with GAAP.  Within 30 days following receipt by the Sellers of the Cash Statement, the Sellers shall deliver written notice to the Buyer of any dispute they have with respect to the preparation or content of the Cash Statement.  If the Sellers do not notify the Buyer of a dispute with respect to the Cash Statement within such 30-day period, such Cash Statement will be final, conclusive and binding on the parties.  In the event of such notification of a dispute, the Buyer and the Sellers shall negotiate in good faith to resolve such dispute.  If the Buyer and the Sellers, notwithstanding such good faith effort, fail to resolve such dispute within 30 days after the Sellers advises the Buyer of its objections, then the Buyer and the Sellers jointly shall engage the Accounting Firm to resolve such dispute in accordance with the procedure set forth in Section 4.3(2)(a).  All determinations made by the Accounting Firm will be final, conclusive and binding on the parties and the Cash Statement shall be finalized in accordance with such determination.

(a)

As promptly as practicable (and no later than 30 days after the Accounting Firm’s engagement), the Sellers shall submit any unresolved elements of its objection to the Accounting Firm in writing (with a copy to the Buyer), supported by any

SHARE AND ASSET purchase agreement

documents and arguments upon which it relies.  As promptly as practicable thereafter (and, in any event, within 15 days following the Sellers’ submission of such unresolved elements), the Buyer shall submit its response to the Accounting Firm (with a copy to the Sellers) supported by any documents and arguments upon which it relies.  The Buyer and the Sellers shall request that the Accounting Firm render its determination within 15 days following its receipt of the Buyer’s response.  The scope of the disputes to be resolved by the Accounting Firm is limited to the unresolved items to which the Sellers objected.  In resolving any disputed item, the Accounting Firm may not assign a value to any item greater than the greatest value claimed for such item by either party or less than the smallest value claimed for such item by either party.  The Buyer, on the one hand, and the Sellers on the other, shall share equally the fees and expenses of the Accounting Firm.

(b)

If Closing Cash (as determined pursuant to Section 4.3(2) or finally determined pursuant to Section 4.3(2)(a), as applicable) is less than the Target Cash (i.e., Closing Cash is negative), then the Purchase Price will be adjusted downward by the amount of such shortfall (the “Closing Cash Shortfall”), and the Sellers and the Buyer shall deliver a joint written authorization to the Escrow Agent within two Business Days from the date on which Closing Cash is determined pursuant to Section 4.3(2) or finally determined pursuant to Section 4.3(2)(a), as applicable, authorizing the Escrow Agent to immediately release from the Canadian portion of the Escrow Amount an amount of cash equal to the Closing Cash Shortfall to the Buyer.

(c)

If Closing Cash (as determined pursuant to Section 4.3(2) or finally determined pursuant to Section 4.3(2)(a)), as applicable is greater than the Target Cash, then the Purchase Price will be adjusted upward by the amount of such excess, and the Buyer is directed by Enterprises and Etratech Opco to, and shall, pay or cause to be paid an amount in cash equal to such excess to Mr. Lamontagne, SF Fund and Carmike in accordance with their respective Pro Rata Portions (and the calculation of such payment allocated in accordance with such Pro Rata Portions shall be pre-confirmed by the Sellers in writing if requested by the Buyer) by bank wire transfer of immediately available funds to the accounts designated in writing by such Sellers to the Buyer within five Business Days from the date on which Closing Cash is determined pursuant to Section 4.3(2) or finally determined pursuant to Section 4.3(2)(a), as applicable.

(3)Within 120 days after the Closing Date, the Buyer shall cause to be prepared and delivered to the Sellers a working capital statement (the “Working Capital Statement”), setting forth the calculation of the Net Working Capital as of the Closing Date (the “Closing Working Capital”), including all materials and supporting detail related to such calculation and, to the extent reasonably possible, a detailed reconciliation of the Closing Working Capital to the Estimated Working Capital.  The Working Capital Statement is to be prepared in accordance with GAAP and consistent with the manner in which the Annual Financial Statements and Interim Financial Statements have been prepared and past practices, but only to the extent such past practices are in accordance with GAAP.

SHARE AND ASSET purchase agreement

(a)

Within 45 days following receipt by the Sellers of the Working Capital Statement, the Sellers shall deliver written notice to the Buyer of any dispute they have with respect to the preparation or content of the Working Capital Statement.  If the Sellers do not notify the Buyer of a dispute with respect to the Working Capital Statement within such 45-day period, such Working Capital Statement will be final, conclusive and binding on the parties.  In the event of such notification of a dispute, the Buyer and the Sellers shall negotiate in good faith to resolve such dispute.  If the Buyer and the Sellers, notwithstanding such good faith effort, fail to resolve such dispute within 30 days after the Sellers advise the Buyer of its objections, then the Buyer and the Sellers jointly shall engage the Accounting Firm to resolve such dispute in accordance with the procedure set forth in Section 4.3(2)(a).  All determinations made by the Accounting Firm will be final, conclusive and binding on the parties and the Working Capital Statement shall be finalized in accordance with such determination.

(b)

If Closing Working Capital (as finally determined pursuant to Section 4.3(3)(a) is less than the Estimated Working Capital, then the Purchase Price will be adjusted downward by the amount of such shortfall (the “Closing Working Capital Shortfall”), and the Sellers and the Buyer shall deliver a joint written authorization to the Escrow Agent within two Business Days from the date on which Closing Working Capital is finally determined pursuant to Section 4.3(3)(a) authorizing the Escrow Agent to immediately release from the Escrow Amount an amount of cash equal to the Closing Working Capital Shortfall to the Buyer.

(c)

If Closing Working Capital (as finally determined pursuant to Section 4.3(3)(a) is greater than the Estimated Working Capital, then the Purchase Price will be adjusted upward by the amount of such excess, and the Buyer is directed by Enterprises and Etratech Opco to, and shall, pay or cause to be paid an amount in cash equal to such excess to Mr. Lamontagne, SF Fund and Carmike in accordance with their respective Pro Rata Portions (and the calculation of such payment allocated in accordance with such Pro Rata Portions shall be pre-confirmed by the Sellers in writing if requested by the Buyer) by bank wire transfer of immediately available funds to the accounts designated in writing by such Sellers to the Buyer within five Business Days from the date on which Closing Working Capital is finally determined pursuant to Section 4.3(3)(a).

(4)For purposes of complying with the terms set forth in this Section 4.3, the Buyer shall cooperate with and make available to the Sellers and their representatives all information, records, data and working papers and shall permit access to its facilities and personnel upon reasonable notice, as may be reasonably required in connection with the analysis of the Cash Statement and the Working Capital Statement and the resolution of any disputes under the Cash Statement and the Working Capital Statement.

Section 4.4 Allocation of Purchase Price

The Purchase Price shall be allocated among the Purchased Assets including the Purchased Shares in the manner set out in Schedule 4.4.  The Sellers and the Buyer agree that the

SHARE AND ASSET purchase agreement

values so attributed to the Purchased Assets are the respective fair market values thereof, and each party shall file all federal, provincial, municipal and foreign Tax Returns in accordance with the Income Tax Act (Canada) or any comparable applicable law in a manner consistent with the foregoing allocations and shall not take any position in any Tax Return, Tax proceeding or audit that is inconsistent with such allocations.

Article 5 – OPCO EMPLOYEE MATTERS

Section 5.1 Offers

(1)The Buyer shall offer employment, effective as of the Closing Date and conditioned on the completion of the Purchase, to any individual who is an Opco Employee immediately prior to the Closing Date on terms and conditions which are in the aggregate no less favourable than the terms and conditions on which such Opco Employees are employed immediately prior to the Closing Date.

(2)The Sellers will not take any act that is intended to impede, hinder or interfere with the Buyer’s effort to hire any Opco Employee.

(3)The Buyer acknowledges and agrees that (i) the Sellers makes no representation or warranty that any Opco Employee will accept employment with the Buyer and (ii) the acceptance by Opco Employees of offers of employment with the Buyer shall not constitute a condition to the Buyer’s obligation to complete the Purchase under this Agreement.

(4)The Sellers and the Buyer shall co-operate with each other in all respects relating to any actions to be taken pursuant to this Article 5 and, subject to applicable Laws, Etratech Opco shall provide to the Buyer at the Buyer’s request, any information or copies of any personnel records relating to the Transferred Employees.

(5)Etratech Opco shall be responsible for terminating the employment of any Opco Employee who is offered employment by the Buyer but does not accept and commence employment with the Buyer.

(6)No Opco Employee or Person other than the Sellers and the Buyer shall be entitled to any rights or privileges under this Section 5.1 or under any other provisions of this Agreement. Without limiting the foregoing, no provision of this Agreement shall: (a) create any third party beneficiary or other rights in any bargaining agent representing Opco Employees or in any other Opco Employee or former employee of Etratech Opco (or on any beneficiary or dependant of any Opco Employee or former employee of Etratech Opco); (b) constitute or create an employment agreement or collective agreement; or (c) constitute or be deemed to constitute an amendment to any of the Buyer’s Plans.

Section 5.2 Buyer’s Benefit Plans

(1)Any Opco Employees who accept offers of employment by the Buyer and who begin employment with the Buyer as of the Closing Date (the “Transferred Employees”), effective as of the Closing Date, shall cease to participate in all Benefit Plans and shall be entitled to participate in the Buyer’s benefit plans, programs, policies and arrangements (the “Buyer’s Plans”).  Periods of employment with Etratech Opco, to the extent recognized under the Benefit

SHARE AND ASSET purchase agreement

Plans immediately prior to the Closing Date, shall be taken into account for purposes of determining, as applicable, eligibility for participation, eligibility for early retirement and subsidy, distributions, vesting and benefit accruals of any Transferred Employee under Buyer’s Plans.

(2)Without limiting the generality of Section 5.2(1), the Buyer shall (i) cause medical and prescription drug, dental, life insurance, disability and other health plans to be available immediately, and without any waiting period, to cover each Transferred Employee (and his or her eligible dependents) as of the Closing Date, (ii) cause the Buyer’s medical and prescription drug, dental, life insurance, disability and other health plans to waive any limitation of coverage of Transferred Employees (and their eligible dependents) due to pre-existing conditions, and (iii) cause the Buyer’s medical and prescription drug, dental and other applicable health plans to credit each Transferred Employee with all deductible payments and co-payments paid by such Transferred Employee under the Benefit Plans program during the year in which the closing occurs for the purpose of determining the extent to which any such Transferred Employee has satisfied his or her deductible and whether he or she has reached the out-of-pocket maximum under the Buyer’s medical and prescription drug, dental and other applicable health plans for such year.

Article 6 – CLOSING AND DELIVERIES

Section 6.1 Closing

The closing of the transactions contemplated hereby (the “Closing”) will take place via the exchange of documents and signatures on the date hereof (the “Closing Date”).  All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing will be deemed to have been taken and executed simultaneously and no proceedings will be deemed to have been taken nor documents executed or delivered until all parties have confirmed that all have been taken, executed and delivered.  The effective time of the Closing will be 12:01 a.m. (Eastern Time) on the Closing Date (the “Closing Time”).

Section 6.2 Deliveries by the Sellers

At the Closing, the Sellers shall deliver or cause to be delivered to the Buyer, subject to Section 2.2, the following items:

(a)	a copy of the Escrow Agreement, duly executed by the Sellers and the Escrow Agent;
(b)	a general assignment and bill of sale in respect of the Purchased Assets (other than the Purchased Shares);
(c)

such other instruments of conveyance, assignment and transfer as shall be effective to vest in Buyer all of Etratech Opco’s right, title and interest in, to and under the Purchased Assets (other than the Purchased Shares);

(d)

the original share certificates representing the Purchased Shares, duly endorsed in blank for transfer or accompanied by irrevocable security transfer powers of attorney duly executed in blank, in either case by the holders of record;

SHARE AND ASSET purchase agreement

(e)	the original share certificates representing the shares of the Subsidiaries of Etratech HK;
(f)	a certificate of status (or equivalent) dated as of the Closing Date for Enterprises, the Subsidiaries and each Seller that is a corporation;
(g)

the certificate and articles of Enterprises, Etratech Opco and International Holdco  and a copy of the bylaws of each such entity, certified by an officer of each such entity on behalf of each such entity and not in his/her individual capacity and without personal liability;

(h)	the original minute books of Etratech HK and its Subsidiaries and the chops (seals) and original approval certificates, business license and other related documents for Etratech APE;
(i)	written resolutions of the board of directors of Enterprises and the Subsidiaries, as applicable, approving the transactions contemplated by this Agreement;
(j)

the Payoff Letters reflecting all outstanding Company Debt as of the Closing Date and any necessary discharge statements or other releases as may be reasonably required to evidence the satisfaction of the Company Debt upon payment in full of the Settlement Amounts, including without limitation in accordance with the Personal Property Security Act (Ontario);

(k)	the Consents and notifications listed on Schedule 6.2(k) (excluding the consent from the Alliance of Manufacturers & Exporters, Canada (CME)), duly executed by the applicable third party;
(l)	written notice of the Estimated Working Capital;
(m)	the Settlement Amount Detail Notice;
(n)

copy of an Employment Agreement, effective immediately after the Closing Time, entered into by and between the Buyer and Mr. Lamontagne which shall supersede and replace the existing Employment Agreement between Mr. Lamontagne and Etratech Opco, in a form reasonably acceptable to the Buyer (the “Lamontagne Employment Agreement”), duly executed by Mr. Lamontagne; and

(o)	written resignations from each of the officers and directors of Etratech HK and its Subsidiaries, excluding Mr. Desnoyers and Peter Butterworth, to be effective as of the Closing Time.

Section 6.3 Deliveries by the Buyer

At the Closing, the Buyer (or such Affiliate as directed pursuant to Section 2.2) shall deliver to the Sellers the following items:

SHARE AND ASSET purchase agreement

(a)	the Purchase Price (inclusive of the Settlement Amounts), paid in accordance with Section 4.1 and Section 4.2;
(b)	an assumption agreement in respect of the Assumed Liabilities and such other instruments of assumption as shall be effective to cause the Buyer to assume the Assumed Liabilities;
(c)	a copy of the Escrow Agreement, duly executed by the Buyer;
(d)	evidence of the deposit of the Escrow Amount with the Escrow Agent;
(e)	written resolutions or meeting excerpts of the board of directors (or other governing body) of the Buyer approving the transactions contemplated by this Agreement;
(f)	the certificate and articles of the Buyer and a copy of the bylaws of the Buyer, certified by an officer of the Buyer on behalf of the Buyer and not in his/her individual capacity;
(g)

a letter from Gentherm GmbH stating that it is a non-resident of Canada, is not registered, and is not required to be registered, for purposes of Part IX of the ETA, and as such, the sales of the Canadian Intangibles and Canadian Trade Accounts Receivable to Gentherm GmbH are “zero-rated” exported supplies pursuant to section(s) 10 and/or 10.1 in Part V, Schedule VI of the ETA;

(h)	a certificate of status (or equivalent) dated as of the Closing Date for the Buyer issued by the State of Michigan; and
(i)	the Lamontagne Employment Agreement, duly executed by the Buyer.

Article 7– REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller represents and warrants to the Buyer as stated below and acknowledges that the Buyer is relying on the accuracy of each such representation and warranty in entering into this Agreement and completing the Purchase.

Section 7.1 Seller Matters

(1)Status and Capacity of Sellers

Each Seller that is a corporation is a subsisting corporation in Good Standing under the laws of its formation and has the corporate power, authority and capacity to own, sell and operate its property, carry on its business, dispose of the Purchased Assets other than the Purchased Shares (in the case of Etratech Opco), dispose of the Purchased Shares (in the case of International Holdco), and to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the Purchase and otherwise perform its obligations under this Agreement and the Ancillary Agreements to which it is a party.

SHARE AND ASSET purchase agreement

(2)Authorization of Purchase

The execution and delivery of this Agreement, and each of the Ancillary Agreements to which a Seller is a party, and the consummation of the Purchase have been duly and validly authorized by all necessary corporate actions on the part of each Seller and its respective shareholders, as applicable.

(3)Enforceability

This Agreement and each of the Ancillary Agreements to which a Seller is party have been duly and validly executed and delivered by the applicable Seller and are valid and legally binding obligations of the applicable Seller enforceable against such Seller in accordance with its terms, subject only, as to enforcement, to bankruptcy, insolvency and other laws affecting creditors’ rights generally and to general principles of equity.

(4)Title to Assets

Etratech Opco is the owner of and has good and marketable title to all of the Purchased Assets (other than the Purchased Shares), including all properties and assets reflected in the Annual Financial Statements and all properties and assets acquired by Etratech Opco after the Statement Date, free and clear of all Encumbrances, except for:

(a)	the properties and assets disposed of, utilized or consumed by Etratech Opco since the Statement Date in the Ordinary Course of Business;
(b)	the Encumbrances disclosed or reflected in the Annual Financial Statements or the Interim Financial Statements which relate to the Purchased Assets;
(c)	liens for Taxes not yet due and payable; and
(d)	the Encumbrances described in Schedule 7.1(4).

There are no agreements or commitments to purchase property or assets by Etratech Opco for use in the Business, other than in the Ordinary Course of Business.  The Purchased Assets (other than the Purchased Shares), together with the assets of Etratech HK and its Subsidiaries, constitute all the property and assets used or held for use in connection with the Business and are sufficient to permit the continued operation of the Business after the Purchase in substantially the same manner as conducted in the year ended on the Statement Date.

(5)Title to Shares

International Holdco legally and beneficially owns and controls and has good and marketable title to the Purchased Shares, free and clear of all Liens.  International Holdco has the exclusive right to dispose of the Purchased Shares as provided in this Agreement and such disposition will not violate, contravene or breach or result in any default under any Contract, charter or bylaw provision, Order, license, permit or Law, to which International Holdco is a party or subject or by which International Holdco is bound or affected.  The Purchased Shares are not subject to the terms of any shareholders agreement, pooling agreements, voting trusts or other similar agreements with respect to the ownership or voting of any of the Purchased Shares except as disclosed in Schedule 7.2(8).

SHARE AND ASSET purchase agreement

(6)No Other Purchase Agreements

No Person other than the Buyer has any written or oral agreement, option, understanding or commitment, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement, option or commitment, including a right of conversion or exchange attached to convertible securities, warrants or convertible obligations of any nature, for:

(a)	the purchase of the Purchased Assets including the Purchased Shares;
(b)	the purchase, subscription, allotment or issuance of, or conversion into, any of the unissued shares in the capital of Etratech HK or any securities of Etratech HK or any of its Subsidiaries; or
(c)

the purchase or other acquisition from Etratech Opco or Enterprises or Etratech HK or any of its Subsidiaries of any of their respective property or assets, other than in the Ordinary Course of Business.

There are no restrictions of any kind on the transfer of any of the Purchased Shares except those set out in the articles of Etratech HK.

(7)Residence

Each of Enterprises, Etratech Opco and International Holdco is not a non-resident of Canada for purposes of the Income Tax Act (Canada).

Section 7.2 Corporate Matters

(1)Status and Capacity of the Subsidiaries.  Each of the Target Entities that is a corporation or other company has been duly incorporated or formed and organized, is a subsisting corporation or other company in Good Standing under the laws of the law of the jurisdiction of its formation, and has the corporate or company power and capacity to own or lease its property and to carry on its business as now carried on in each jurisdiction in which it owns or leases property or carries on business.

(2)Qualification of Etratech Opco.  Etratech Opco is registered, licensed or otherwise qualified to carry on business and to own and operate its assets under the laws of Ontario, being the only jurisdictions in which the nature of the Business or the character, ownership or operation of Etratech Opco’s assets makes such registration, licensing or qualification necessary under applicable Law.

(3)Qualification of the Subsidiaries. Each of the Target Entities is registered, licensed or otherwise qualified to carry on business and to own and operate its assets under the laws of its respective jurisdiction, being the only jurisdictions in which the nature of the Business or the character, ownership or operation of each of the Target Entities’ assets makes such registration, licensing or qualification necessary under applicable Law.

(4)Validity. Each of the Subsidiaries have the requisite power and authority to execute and deliver this Agreement (in the case of Etratech Opco and International Holdco) and the applicable Ancillary Agreements and to consummate the transactions contemplated hereby and

SHARE AND ASSET purchase agreement

thereby, as applicable.  The execution and delivery of this Agreement and the Ancillary Agreements, as applicable, and the consummation of the transactions contemplated herein and therein, as applicable, have been duly and validly authorized by all necessary corporate action on the part of the Subsidiaries, as applicable.

(5)Enforceability. This Agreement and each of the Ancillary Agreements to which the Sellers and the Subsidiaries is party have been duly and validly executed and delivered by the Sellers and the Subsidiaries, as applicable, and are valid and legally binding obligations of the Sellers and the Subsidiaries, as applicable, enforceable against them in accordance with their respective terms, as applicable, subject only, as to enforcement, to bankruptcy, insolvency and other laws affecting creditors’ rights generally and to general principles of equity.

(6)Investments.  Except for the Subsidiaries and except as disclosed in Schedule 7.2(6), Enterprises has no subsidiaries and does not own, directly or indirectly, any shares or other equity securities of any corporation nor does it have any equity or ownership interest in any business or Person.  Etratech HK and its Subsidiaries are not subject to any obligation or requirement to provide funds to or make any investment in any business or Person by way of loan, capital contribution or otherwise.

(7)Corporate Records.  The minute books and other corporate records of Etratech HK and its Subsidiaries, all of which have been provided to the Buyer, have been maintained in accordance with applicable Law and contain copies of the applicable articles and by-laws  and the minutes of all meetings of the board of directors, committees of directors and shareholders of such corporations and of all material written resolutions passed by the directors, committees of directors and shareholders of such corporations, since their respective formations.  All such meetings were duly called and held, all such written resolutions were validly signed and all such by-laws and resolutions were duly passed in accordance with applicable Law.  The share certificate books, register of shareholders, register of transfers, register of directors and similar corporate records of such corporations are complete, accurate and current in all material respects.  Such corporations are not in breach, default or violation (and no event has occurred that with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of its constating documents or by-laws.

(8)Shareholders’ Agreements etc.  There are no shareholders’ agreements, pooling agreements, voting trusts or other similar agreements with respect to the ownership or voting of any of the shares of any Etratech HK or its Subsidiaries except as disclosed in Schedule 7.2(8).

Section 7.3 Share Capital and Dividends and Shares

(1)The authorized capital of Etratech HK consists of Ordinary shares, of which 10,000 Ordinary shares (and no more) have been duly issued in accordance with applicable Law and are outstanding as fully paid and non-assessable shares in the capital of Etratech HK.  No shares or other securities of Etratech HK have been issued in violation of any applicable Law, the articles of incorporation, by-laws or other constating documents of Etratech HK or the terms of any shareholders’ agreement or any agreement to which Etratech HK is a party or by which it is bound.  There are no outstanding options, warrants, rights, securities, debentures, loans or notes convertible or exchangeable for any shares or other securities of Etratech HK.

SHARE AND ASSET purchase agreement

(2)The authorized capital of Etratech AP consists of Ordinary shares, of which 15 Ordinary shares (and no more) have been duly issued in accordance with applicable Law and are outstanding as fully paid and non-assessable shares in the capital of Etratech AP.  No shares or other securities of Etratech AP have been issued in violation of any applicable Law, the articles of incorporation, by-laws or other constating documents of Etratech AP or the terms of any shareholders’ agreement or any agreement to which Etratech AP is a party or by which it is bound.  There are no outstanding options, warrants, rights, securities, debentures, loans or notes convertible or exchangeable for any shares or other securities of Etratech AP.

(3)The authorized capital of Etratech HAP consists of Ordinary shares, of which 10,600,000 Ordinary shares (and no more) have been duly issued in accordance with applicable Law and are outstanding as fully paid and non-assessable shares in the capital of Etratech HAP.  No shares or other securities of Etratech HAP have been issued in violation of any applicable Law, the articles of incorporation, by-laws or other constating documents of Etratech HAP or the terms of any shareholders’ agreement or any agreement to which Etratech HAP is a party or by which it is bound.  There are no outstanding options, warrants, rights, securities, debentures, loans or notes convertible or exchangeable for any shares or other securities of Etratech HAP.

(4)The authorized capital of Etratech APE consists of Ordinary shares, of which 7,500,000 Ordinary shares (and no more) have been duly issued in accordance with applicable Law and are outstanding as fully paid and non-assessable shares in the capital of Etratech APE.  No shares or other securities of Etratech APE have been issued in violation of any applicable Law, the articles of incorporation, by-laws or other constating documents of Etratech APE or the terms of any shareholders’ agreement or any agreement to which Etratech APE is a party or by which it is bound.  There are no outstanding options, warrants, rights, securities, debentures, loans or notes convertible or exchangeable for any shares or other securities of Etratech APE.

(5)International Holdco or its applicable Subsidiary, as set out in Schedule 7.3(5), legally and beneficially own and control and have good and marketable title to the shares in the capital of each of Etratech HK, Etratech AP, Etratech HAP and Etratech APE, as applicable.

(6)Dividends.  Since the Statement Date, except as set out in Schedule 7.3(6), Etratech HK has not, directly or indirectly, authorized, declared or paid any dividends or declared or made any other distribution or return of capital in respect of any of its shares of any class and has not, directly or indirectly, redeemed, purchased or otherwise acquired any of its shares of any class or agreed to do so.

Section 7.4 Financial Matters

(1)Financial Records.  All material financial transactions of the Target Entities have been properly recorded in the Financial Records, which have been maintained in accordance with sound business and financial practice. The Financial Records accurately reflect the basis for the financial condition and the revenues, expenses and results of operations of the Target Entities shown in the Annual Financial Statements and the Interim Financial Statements.

No information, records, systems, controls or data pertaining to or required for the operation or administration of Etratech HK and its Subsidiaries are recorded, stored, maintained by, or are otherwise dependent upon, any computerized or other system, program or device that is not exclusively controlled by Etratech HK or its Subsidiaries.  On the Closing Date, Etratech

SHARE AND ASSET purchase agreement

Opco will deliver originals or copies of all such records, systems, controls or data in its possession or control, including where applicable, copies of all computer software and documentation relating to such computer software.  The Target Entities have maintained and continue to maintain, in the required manner and at the required place, all Books and Records required to be maintained by applicable Law, including the books and records required to be maintained under the Income Tax Act (Canada), the ETA and any similar provisions of any applicable Law of any province or territory of Canada.

(2)Financial Statements.  The Annual Financial Statements and the Interim Financial Statements have been prepared in accordance with GAAP applied on a basis consistent with financial statements of previous years and periods, as the case may be, and present fairly the assets, liabilities (whether accrued, absolute, contingent or otherwise), revenues, earnings, results of operations and financial condition of the Target Entities as at the Statement Date and the Interim Financial Statement date and for the periods to which they relate.

(3)Liabilities of the Subsidiaries.  There are no liabilities or obligations of any nature (whether liquidated or unliquidated, due or to become due and whether absolute, accrued, contingent or otherwise) of any Target Entity of any kind whatsoever, and there is no basis for any assertion against any Target Entity of any liabilities or obligations of any kind, other than:

(a)	the liabilities disclosed, reflected or provided for in the Annual Financial Statements or the Interim Financial Statements;
(b)	liabilities incurred since the Statement Date which were incurred in the Ordinary Course of Business and, in the aggregate, are not materially adverse to the Business; and
(c)	other liabilities or obligations disclosed in this Agreement.

(4)Guarantees, Warranties and Discounts.  Except as described in Schedule 7.4(4):

(a)

None of the Target Entities have given any guarantee or warranty in respect of any of the products sold or the services provided by it, except warranties made in the Ordinary Course of Business and in the form of any of the Target Entities’, as applicable, standard written warranties, copies of which have been provided to the Buyer, and except for warranties implied by applicable Law;

(b)

during each of the three fiscal years of the Target Entities ended immediately preceding the date hereof, no claim has been made against any such Target Entity for breach of warranty or contract requirement or negligence or for a price adjustment or other concession in respect of any defect in or failure to perform or deliver any product, service or work which had, in any such year, an aggregate cost exceeding $50,000;

(c)

there are no repair contracts or maintenance obligations of any of the Target Entities in favour of the customers or users of products of the Business, except obligations incurred in the Ordinary Course of Business and in accordance with any such Subsidiary’s standard terms, a copy of which has been provided to the Buyer;

SHARE AND ASSET purchase agreement

(d)

the Target Entities are not now subject to any agreement or commitment, and such Target Entities have not, within three years prior to the date hereof, entered into any agreement with or made any commitment to any customer of the Business which would require any such Target Entity to repurchase any products sold to such customers or to adjust any price or grant any refund, discount or other concession to such customer; and

(e)	the Target Entities are not required to provide any letters of credit, bonds or other financial security arrangements in connection with any transactions with their suppliers or customers.

(5)Accounts Receivable.  All accounts receivable, book debts, insurance claims and other debts owing to Target Entities are recorded in the Financial Records, arose from bona fide transactions in the Ordinary Course of Business and are good, valid, enforceable and fully collectible at the aggregate recorded amounts thereof (subject to a reasonable allowance, consistent with past practice, for doubtful accounts as reflected in the Interim Financial Statements or as previously disclosed in writing to the Buyer).  Such receivables are not subject to any defence, set-off or counterclaim.  None of such receivables is due from an Affiliate of Enterprises, any Subsidiary, any Seller or any Affiliate of any Seller.

(6)Inventories.  The inventories reflected in the Annual Financial Statements are free from material defects in workmanship and material, have been accurately valued (based on quantities determined by a physical inventory count) in accordance with GAAP on a basis consistent with prior practice, and the valuation thereof accurately reflects inventory that is damaged, obsolete, defective, unsuitable for its intended use or otherwise unsaleable in the Ordinary Course of Business at normal prices.  The level of inventories is consistent with that maintained by the Target Entities prior to the date of this Agreement in accordance with its normal business practice in light of seasonal adjustments, market fluctuations in the industry and the requirements of its customers.

(7)Debt Obligations.  Except as disclosed in Schedule 7.4(7), none of the Target Entities has any liability or obligation for Company Debt.

(8)Non-Arm’s Length Matters.  Except as disclosed in Schedule 7.4(8), none of the Subsidiaries is party to or bound by any agreement with, is not indebted to, and no amount is owing to any of the Subsidiaries by, any Seller or any Affiliate of a Seller or any officers, former officers, directors, former directors, shareholders, former shareholders, employees or former employees of any Subsidiary or any Person known to any Subsidiaries as not dealing at arm’s length with any of the foregoing within the meaning of the Income Tax Act (Canada).  Since the Statement Date, the Subsidiaries have not made or authorized any payments to any Seller or any Affiliate of a Seller, or any officers, former officers, directors, former directors, shareholders, former shareholders, employees or former employees of any Subsidiary or to any Person known to the Subsidiaries as not dealing at arm’s length with any of the foregoing within the meaning of the Income Tax Act (Canada), except for salaries and other employment compensation payable to employees of any Subsidiary in the Ordinary Course of Business and at the regular rates payable to them.

(9)Bank Accounts and Authorizations.  Attached as Schedule 7.4(9) is a list of all safe deposit boxes and bank accounts of the Target Entities, including the names and addresses of the

SHARE AND ASSET purchase agreement

financial institutions at which they are maintained, and the names of all Persons having access or signing authority and of all powers of attorney given by the Target Entities.

(10)Capital Expenditures.  Except as specified in Schedule 7.4(10), none of the Subsidiaries is committed to make any capital expenditures, nor have any capital expenditures been authorized by any Subsidiary at any time since the Statement Date, except for capital expenditures made in the Ordinary Course of Business or which, in the aggregate, do not exceed $100,000.

Section 7.5 Tax Matters

(1)Each of Etratech HK and its Subsidiaries have duly and on a timely basis prepared and filed with each Governmental Authority all Tax Returns required to be filed by applicable Law and such Tax Returns are complete and correct.  Copies of (i) all Tax Returns filed in respect of the three fiscal years of Etratech HK and its Subsidiaries ending prior to the date hereof, and (ii) all Tax Returns filed with a Governmental Authority in respect of the current fiscal year of Etratech HK and its Subsidiaries, have been provided to the Buyer. Income Tax assessments have been issued to the Subsidiaries covering all past periods up to and including the taxation year ended October 31, 2016.

(2)Each of Etratech HK and its Subsidiaries have paid, collected and remitted all Taxes and instalments on account of Taxes which are due and payable, collectible or remittable, as the case may be.  Adequate provision has been made in the Annual Financial Statements and Interim Financial Statements for all Taxes for the periods covered by the Annual Financial Statements and Interim Financial Statements, respectively.  Each of Etratech HK and its Subsidiaries have no liability for Taxes other than those provided for in the Annual Financial Statements and those arising in the Ordinary Course of Business since the Statement Date.  There are no Liens for Taxes upon any assets of Etratech HK and its Subsidiaries (other than Taxes not yet due and payable).

(3)Except as specified in Schedule 7.5(3), there are no actions, suits, proceedings, investigations, audits or claims now pending or threatened, against any Etratech HK or its Subsidiaries in respect of Taxes and there has at no time within the past five years been a matter under discussion, dispute, audit or appeal with any Governmental Authority relating to Taxes.  No reassessments of any of the Taxes of any of Etratech HK or its Subsidiaries have been issued and are outstanding as of the date hereof.  None of any of Etratech HK and its Subsidiaries or any Seller has received any indication from any Governmental Authority that an assessment or reassessment of any of Etratech HK and its Subsidiaries is proposed in respect of any Taxes, regardless of its merits.

(4)There are no agreements, waivers or other arrangements providing for any extension of time with respect to (i) the filing of any Tax Return, (ii) the payment of any Taxes by any of Etratech HK and its Subsidiaries, or (iii) the period for any assessment or reassessment of Taxes.  None of Etratech HK or its Subsidiaries have not requested, received or entered into any advance Tax rulings or advance pricing agreements with any Governmental Authority.

(5)None of Etratech HK or its Subsidiaries have withheld or deducted from each amount paid or credited to any Person who is an employee (including former employees), a shareholder, an officer or a director, or who is a non-resident of the particular jurisdiction (including deemed

SHARE AND ASSET purchase agreement

non-residents) the amount of any Taxes required to be withheld or deducted and have remitted all such Taxes to the proper Governmental Authority within the time required under applicable Law.

(6)No claim has ever been made by any Governmental Authority in a jurisdiction where any of Etratech HK or its Subsidiaries do not presently file Tax Returns that it is or may be subject to taxation by that jurisdiction or is required to file Tax Returns in that jurisdiction.

(7)None of Etratech HK or its Subsidiaries (i) is a party to, bound by, or obligated under any Tax allocation, indemnity, or sharing contract or arrangement, and (ii) is liable for the Taxes of any other Person as a transferee or successor, by contract or otherwise.

(8)Except as specified in Schedule 7.5(3), the value of the consideration paid or received by each of Etratech HK and its Subsidiaries for the acquisition, sale, transfer or provision of property (including intangibles) or the provision of services (including financial transactions) from or to any person or partnership with which it was not dealing at arm’s length within the meaning of the Income Tax Act (Canada) at the relevant time was equal to the fair market value of such property acquired, provided or sold, or services purchased or provided

(9)None of Etratech HK or its Subsidiaries have claimed any reserve or deduction for Tax purposes if, as a result of such claim, any amount could be included in its income for a taxation period after Closing.

Section 7.6 Property of Subsidiaries

(1)Title to Assets.

(a)

The Subsidiaries are the owners of and have good and marketable title to all of their respective properties and assets, including all properties and assets reflected in the Annual Financial Statements and all properties and assets acquired by each Subsidiary, as applicable, after the Statement Date, free and clear of all Liens, except for:

(i)	the properties and assets disposed of, utilized or consumed by each Subsidiary, as applicable, since the Statement Date in the Ordinary Course of Business;
(ii)	liens for Taxes not yet due and payable; and
(iii)	the Liens described in Schedule 7.6(1)(a)(iii).
(b)	There are no agreements or commitments to purchase property or assets by any Subsidiary, other than in the Ordinary Course of Business.
(c)

Each of Enterprises and International Holdco is a holding company and has no assets other than shares in Etratech Opco and International Holdco in the case of Enterprises and the Purchased Shares in the case of International Holdco.

(2)Real Properties.  None of the Subsidiaries own any Real Property.

SHARE AND ASSET purchase agreement

(3)Leases and Leased Premises.

(a)

Schedule 7.6(3)(a) describes all leases or agreements to lease under which any Subsidiary leases any real or immovable property (collectively, the “Leases”).  The names of the other parties to the Leases, the description of the Leased Premises, the term, rent, security deposits, prepaid rent and other material amounts payable under the Leases and all renewal options available under the Leases are accurately described in Schedule 7.6(3)(a).  Copies of the Leases have been provided to the Buyer.

(b)

The Subsidiaries, as applicable, are exclusively entitled to all rights and benefits as lessee under the Leases, and the Subsidiaries, as applicable, have not sublet, assigned, licensed or otherwise conveyed any rights in the premises subject to the Leases (the “Leased Premises”) or in the Leases to any other Person.

(c)

All rental and other material payments and other material obligations required to be paid and performed by any Subsidiary pursuant to the Leases have been duly paid and performed.  The Subsidiaries are not in default of any of its material obligations under the Leases and, to the Company’s Knowledge, none of the landlords or other parties to the Leases are in default of any of their obligations under the Leases.

(d)	The terms and conditions of the Leases will not be affected by, nor will any of the Leases be in default as a result of, the completion of the Purchase.
(e)

There are no agreements with any real estate broker, leasing agent or other Person that entitles or will entitle such Person to any brokerage commission or payment or finder’s fee from any Subsidiary, as applicable, as a result of the leasing, sub-leasing or licensing of any of the Leased Premises.

(4)Status of Property.  The Leased Premises are zoned so as to permit their current use and there is no proposed re-zoning with respect to them.  The use by the Subsidiaries of the Leased Premises is in compliance with applicable Law and, in particular, is not in breach of any building, zoning or other statute, by-law, ordinance, regulation, covenant, restriction or official plan, and the Subsidiaries, as applicable, have adequate and lawful rights of ingress and egress to and from public roads and all necessary services from private and public utility services for the operation of the Business in the Ordinary Course of Business and, specifically:

(a)

no alteration, repair, improvement or other work that has not been completed has been ordered, directed or requested in writing by any Governmental Authority to be done in respect of the Leased Premises or any of the plumbing, heating, elevating, water, drainage or electrical systems, fixtures or works;

(b)

all accounts for work and services performed and materials furnished in respect of the Leased Premises at the request of any Subsidiary, as applicable, have been paid and no Person is entitled to claim a lien under the Construction Lien Act (Ontario) or any similar legislation in any other jurisdiction against the Leased Premises or any part thereof, other than for current accounts in respect of which the due date has not yet passed;

SHARE AND ASSET purchase agreement

(c)

there is nothing owing by any Subsidiary in respect of the Leased Premises to any municipal corporation, or to any other corporation or commission owning or operating a public utility for water, gas, electrical power or energy, steam or hot water, or for the use thereof, other than current accounts in respect of which the due date has not yet passed and there are no proposed assessments, capital charges or levis assessed or to be assessed;

(d)	no part of the Leased Premises has been taken or expropriated by any Governmental Authority nor has any notice or proceeding in respect thereof been given, threatened or commenced; and
(e)	there are no outstanding or threatened actions, judgments, writs of execution, injunctions or directives with respect to the Leased Premises.

(5)Personal Property.  Schedule 7.6(5) lists all items of material Tangible Personal Property of the Subsidiaries and the location where such material items are situate, including a brief description of the property situate at each location.  None of the Subsidiaries is the lessee of any material Tangible Personal Property and is not a party to any conditional sale or other title retention agreement except as disclosed in Schedule 7.6(5).

(6)Work Orders and Deficiencies.  There are no outstanding work orders, non-compliance orders, deficiency notices or other such notices relating to the Leased Premises, the other properties and assets of the Subsidiaries or the Business which have been issued by any Governmental Authority including any police or fire department, sanitation, environment, labour or health department.  There are no matters under discussion between any of the Sellers, or the Subsidiaries with any Governmental Authority relating to work orders, non-compliance orders, deficiency notices or other such notices and nor have any of the Sellers, or any Subsidiaries received written notice of any such matter.

(7)Plants, Facilities and Equipment.  The buildings and structures comprising the Leased Premises, are free of any structural defect.  The heating, ventilating, plumbing, drainage, electrical and air conditioning systems and all other systems used in the Leased Premises and all machinery, equipment, tools, furniture, furnishings and materials used in the Business are in good working order, fully operational and free of any defect, except for normal wear and tear.

Section 7.7 Environmental Matters.

(1)Compliance with Environmental Laws.  Except as disclosed in Schedule 7.7(1), (i) the Subsidiaries, the operation of the Business, the property and assets owned or used by any Subsidiary and the use, maintenance and operation thereof have been and are in compliance with all applicable Environmental Laws; (ii) the Subsidiaries have complied with all reporting and monitoring requirements under all applicable Environmental Laws; and (iii) the Subsidiaries have not received any notice of any non-compliance with any Environmental Laws, and the Subsidiaries have never been convicted of an offence for non-compliance with any Environmental Laws or been fined or otherwise sentenced or settled any prosecution under any Environmental Laws short of conviction.

SHARE AND ASSET purchase agreement

(2)Environmental Claims.  There is no pending or threatened environmental claim against any Subsidiary or any Real Property now or previously owned or occupied by any Subsidiary nor any Real Property now or previously owned or occupied by any Subsidiary’s predecessors.

(3)Environmental Permits.  The Subsidiaries have obtained all Environmental Permits necessary to conduct the Business and to own, use and operate the Leased Premises.  All such Environmental Permits are listed in Schedule 7.7(3) and copies thereof have been provided to the Buyer.  All such Environmental Permits are valid and are in full force and effect, there have been no violations thereof and there are no legal proceedings pending or threatened to alter or revoke any of them.

(4)Contaminants.  There are no Contaminants located in, on or under any of the properties or assets owned or used by any Subsidiary, no Release resulted from the operation of the Business and the conduct of any other activities of any Subsidiary and, to the Company’s Knowledge, no Release of any Contaminant has ever occurred on or from the Leased Premises.  Except as disclosed in Schedule 7.7(4), the Subsidiaries have not used any of their properties or assets to produce, generate, store, handle, transport or dispose of any Contaminant  and none of the Leased Premises have been or is being used as a landfill or waste disposal site.

(5)Storage Tanks etc. and Environmental Assessments.  To the Company’s Knowledge, there are no underground or surface storage tanks, pits, lagoons, waste disposal sites or urea formaldehyde foam insulation, asbestos, polychlorinated biphenyls or radioactive substances located on or in any of the Leased Premises or on or in any Real Property now or previously owned or occupied by any Subsidiary or any of their respective predecessors.  The Subsidiaries are not, and to the Company’s Knowledge there is no basis upon which any Subsidiary could become, responsible for any clean-up or corrective action under any Environmental Laws.  All environmental assessments and environmental studies and reports relating to the properties or assets of the Subsidiaries in their possession are identified in Schedule 7.7(5) and copies thereof have been made available to the Buyer.

Section 7.8 Intellectual Property and Technology

(1)Intellectual Property.

(a)

Schedule 7.8(1)(a) lists all Intellectual Property which has been registered or for which applications for registration have been filed by or on behalf of the Subsidiaries or which is otherwise material to any Subsidiary and includes particulars of all such registrations and applications for registration and any actions that must be taken with respect to such registrations and applications within 180 days of the Closing Date.  The Intellectual Property is valid, enforceable and subsisting and the Intellectual Property disclosed in Schedule 7.8(1)(a) includes all of the material Intellectual Property necessary to carry on the Business. There are no facts that reasonably could be expected to render any of the Intellectual Property invalid or unenforceable or adversely affect the ability of the Subsidiaries to use the Intellectual Property immediately following the Closing Date in the same manner used and contemplated to be used by any Subsidiary prior to the Closing Date.

SHARE AND ASSET purchase agreement

(b)

The Subsidiaries, as applicable, have good and valid title to all of the Intellectual Property, free and clear of any and all Liens, except in the case of any Intellectual Property licensed to any Subsidiary as disclosed in Schedule 7.8(1)(b).  Copies of all agreements whereby any rights in any of the Intellectual Property have been granted or licensed to any Subsidiary have been provided to the Buyer. All such agreements are in full force and effect and enforceable by each Subsidiary, as applicable, in accordance with their terms.  No royalty or other fee is required to be paid by any Subsidiary to any other Person in respect of the use of any of the Intellectual Property except as provided in such agreements delivered to the Buyer.

(c)

Except as set out in Schedule 7.8(1)(c), the Subsidiaries have the exclusive right to use all of the Intellectual Property and have not granted any license or other rights to any other Person in respect of the Intellectual Property.

(d)

There are no restrictions on the ability of any Subsidiary or any successor to or assignee from any Subsidiary to use and exploit all rights in the Intellectual Property.  All statements contained in all applications for registration of the Intellectual Property were true and correct as of the date of such applications. Each of the trademarks and trade names included in the Intellectual Property is in use.  None of the rights of any Subsidiary in the Intellectual Property will be materially impaired or affected in any way by the Purchase.

(e)

The conduct of the Business and the use of the Intellectual Property do not infringe, misappropriate or otherwise violate or conflict with any intellectual property or proprietary right of any other Person in jurisdictions in which the Business operates. Except as set out in Schedule 7.8(1)(e), none of the Subsidiaries has received any bona fide notice, complaint, threat or claim alleging infringement or misappropriation of any intellectual property or proprietary right of any other Person. Except as set out in Schedule 7.8(1)(e), no Person has challenged or threatened to challenge the validity, enforceability or registrability of the Intellectual Property or the rights of any Subsidiary to any of the Intellectual Property.  Without limiting the foregoing, none of the Subsidiaries have received any offers or invitations to enter into a licence with respect to patents or copyrights included in the Intellectual Property or to pay for a release for patent infringement.

(f)

Nothing has come to the attention of any of the Subsidiaries to the effect that any Person may be infringing or misappropriating any rights in the Intellectual Property and there is no claim pending, asserted or threatened by any Subsidiary against any Person concerning the foregoing.

(g)

With respect to any trade secrets and know-how included in the Intellectual Property, the documentation relating to such trade secrets and know-how is current, accurate and in sufficient detail and content to identify and explain it and allow its full and proper use without reliance on the knowledge or memory of any individual.  The Subsidiaries have taken all reasonable precautions to protect the

SHARE AND ASSET purchase agreement

secrecy, confidentiality and value of any trade secrets and know-how included in the Intellectual Property.
(h)

All current employees of the Subsidiaries, and all current consultants and contractors retained by any Subsidiary, have executed and delivered to the Subsidiary, as applicable, written agreements in which they agree to maintain the confidentiality of confidential Intellectual Property, assign to the Subsidiary, as applicable, any rights in Intellectual Property which may arise in their name, and have provided written, unrestricted waivers of all moral rights in copyrighted works included in the Intellectual Property, which waivers may be invoked by any Person authorized by the Subsidiary to use the copyrighted works.  In each case where any Subsidiary has acquired ownership of any Intellectual Property from any Person, the Subsidiary, as applicable, has obtained an assignment to irrevocably assign to the Subsidiary, as applicable, ownership of and all right title and interest to such Intellectual Property.

(i)

None of the Subsidiaries (and their applicable employees, officers, directors, consultants and contractors) have disclosed any trade secrets other than pursuant to a valid and enforceable confidentiality agreement. To the Company’s Knowledge, there has been no unauthorized disclosure of any trade secrets included in the Intellectual Property or breach of any obligations of confidentiality with respect to such trade secrets.

(2)Computer Systems.

(a)

The Computer Systems adequately meet the data processing and other computing needs of the Business and operations of the Subsidiaries as presently conducted.  The Computer Systems function, operate, process and compute in accordance with all applicable Law, industry standards and trade practices. The Subsidiaries have disclosed to Buyer, and Buyer herein acknowledges the Business’ expected future needs and intentions to upgrade its Computer System.

(b)

The Computer Systems are free from viruses and disabling codes and devices, and the Subsidiaries have taken, and will continue to take, all steps and implement all procedures reasonably necessary to ensure, so far as reasonably possible, that such systems are free from viruses and disabling codes and devices and will remain so until the Closing Date.

(c)

The Subsidiaries have in place appropriate back-up systems and disaster recovery plans, procedures and facilities necessary to ensure the continuing substantial availability of the functionality provided by the Computer Systems in the event of any malfunction or other form of disaster affecting the Computer Systems and has taken all steps and implemented all procedures reasonably necessary and appropriate to safeguard the Computer Systems and prevent unauthorized access to the Computer Systems.

(d)

All the source codes for proprietary software (other than off-the-shelf applications software) used in the Subsidiaries’ Computer Systems are subject to escrow arrangements that would enable the Subsidiary, as applicable, to have access to

SHARE AND ASSET purchase agreement

such source codes in the event of the applicable licensor’s insolvency or failure or refusal to maintain or provide support for the software.

(3)Privacy.

(a)

The Subsidiaries are, and have always been, conducting the Business in compliance, with all applicable Law that relate to or govern (i) the collection, compilation, use, storage, security, disclosure and transfer of User Data and Personal Information; (ii) sending or causing or permitting to be sent to an electronic address a commercial electronic message, and (iii) installing or causing to be installed a computer program on any other Person’s computer systems.

(b)

The Subsidiaries are, and have always been, in compliance with the privacy and data protection provisions in all Contracts as well as the Subsidiaries’ policies and procedures related to privacy, Personal Information, data retention, integrity and security, network security, risk management, management of vendors, business partners and service providers, information handling, and sending or causing or permitting to be sent to an electronic address a commercial electronic message.  Copies of such policies and procedures have been disclosed to the Buyer.

(c)

The Subsidiaries have taken commercially reasonable administrative, technical and physical measures to ensure that all User Data and Personal Information is protected against loss, damage, and unauthorized access, use, modification or other misuse.  There has been no material loss, damage, or unauthorized access, use, disclosure, modification, or other misuse of any User Data or Personal Information maintained by or on behalf of the Subsidiaries in the past three years.  No Person or Governmental Authority has made any written complaint or claim or commenced any investigation, claim or proceeding with respect to loss, damage, or unauthorized access, use, disclosure, modification, or other misuse of any User Data or Personal Information and there is no reasonable basis for any such claim or complaint.

(d)

The consummation of the transactions contemplated by this Agreement will not violate any of the Subsidiaries’ policies or Contracts, or require the Subsidiaries to provide any notice to, or seek any consent from, any user, employee, customer, supplier, service provider or other third party under such Contracts as it relates to User Data or Personal Information, except for any notice requirement under applicable Law. Except for restrictions set out in applicable Law, there shall be no restriction on the use by the Buyer of User Data or Personal Information collected by the Subsidiaries prior to the date of this Agreement. The manner in which User Data and Personal Information has been obtained by the Subsidiaries complies with all applicable Law and the Subsidiaries’ policies and procedures as described in this Agreement.

Section 7.9 Conduct of Business

(1)Absence of Certain Changes or Events.   Since the Statement Date, the Business has been carried on in the Ordinary Course of Business and there has not been any material change in the affairs, prospects, operations, assets or financial condition of the Business or the

SHARE AND ASSET purchase agreement

Subsidiaries. Except as set out in Schedule 7.9, since the Statement Date, none of the Subsidiaries have:

(a)

incurred any obligation or liability (fixed or contingent) or Company Debt, except normal trade or business obligations incurred in the Ordinary Course of Business, none of which is materially adverse to the Subsidiaries;

(b)	paid or satisfied any obligation or liability (fixed or contingent), except:
(i)	current liabilities included in the Annual Financial Statements;
(ii)	current liabilities incurred since the Statement Date in the Ordinary Course of Business; and
(iii)	scheduled payments pursuant to obligations under loan agreements or other contracts or commitments described in this Agreement;
(c)	waived, cancelled or written off any rights, claims, accounts receivable or any amounts payable to any Subsidiary, except in the Ordinary Course of Business;
(d)	entered into any transaction, contract, agreement or commitment, except in the Ordinary Course of Business;
(e)	terminated, discontinued, closed or disposed of any plant, facility or business operation;
(f)	made any material change with respect to any method of management, operation or accounting in respect of the Business;
(g)

suffered any damage, destruction or loss (whether or not covered by insurance) which has materially adversely affected or could materially adversely affect the Business or the financial condition of any Subsidiary;

(h)

increased any form of compensation or other benefits payable or to become payable to any of the employees, contractors, consultants or agents of any Subsidiary, except increases made in the Ordinary Course of Business which, in the case of employees, do not exceed 5%, in the aggregate, of the amount of the aggregate salary compensation payable to all of the Subsidiary’s, as applicable, employees prior to such increase;

(i)	suffered any extraordinary loss relating to the Business;
(j)

made or incurred any material change, financial or otherwise, in, or become aware of any event or condition which is likely to result in a material change, financial or otherwise, in, the Business or in the condition of any Subsidiary or their relationships with customers, suppliers or employees; or

(k)	authorized, agreed or otherwise become committed to do any of the foregoing.

SHARE AND ASSET purchase agreement

(2)Suppliers. Schedule 7.9(2) contains a list of the 10 largest suppliers (by dollar volume) (the “Principal Suppliers”) of materials to the Subsidiaries during the twelve-month period ended June 30, 2017, indicating the existing contractual arrangements with each such supplier. There is no sole-source supplier of significant materials or services to the Subsidiaries with respect to which practical alternative sources of supply are not available on comparable terms and conditions.  The relationships of the Subsidiaries with each of their Principal Suppliers are satisfactory and there are no unresolved disputes with any such supplier. No such suppliers has communicated the intention to reduce substantially the quantity of products or services it sells to the Subsidiaries.

(3)Customers. Schedule 7.9(3) contains a list of the 10 largest customers (by dollar volume) (the “Principal Customers”) of the Subsidiaries during the twelve-month period ended June 30, 2017, indicating the existing contractual arrangements with each such customer.  Neither the Subsidiaries’ customer list nor any material information relating to the customers of the Business have, within three years prior to the date of this Agreement, been made available to any Person other than the Buyer other than in the Ordinary Course of Business and/or to outside legal counsel, accountants, and other advisors.  To the Company’s Knowledge, no facts exist which could reasonably be expected to result in the loss of any customers or sources of revenue of the Business which, in the aggregate, would be material to the Business or the financial condition of any Subsidiary.  No indication has been received that any Principal Customer or number of customers will or may cease to deal with any Subsidiary as a result of the sale of the Purchased Shares or for any other reason. The relationships of the Subsidiaries with each of their Principal Customers are satisfactory and there are no unresolved disputes with any such customers. No such customer has communicated to any Subsidiary the intention to reduce substantially the quantity of product or services it purchases from such Subsidiary.

(4)Assets.  Neither the Sellers nor any other Person owns any assets which are being used in the Business in the Ordinary Course of Business except assets leased or licensed to a Subsidiary.

(5)Necessary Assets.  The properties and assets owned or leased by the Target Entities constitute all the property and assets used or held for use in connection with the Business and are sufficient for the conduct of the Business as currently conducted and include all proprietary rights, trade secrets and other property and assets, tangible and intangible, applicable to or used in connection with the Business.  Neither the Sellers nor any other Person owns any assets which are being used in or are reasonably necessary to carry on the Business in the Ordinary Course of Business except assets leased to a Target Entity.

(6)Restrictions on Doing Business.  None of Enterprises or the Subsidiaries is a party to or bound by any agreement or commitment which would restrict or limit its rights to carry on or compete in any business or activity or to solicit business from any Person or in any geographical area or otherwise to conduct the Business as currently conducted and as proposed to be conducted. None of Enterprises or the Subsidiaries is subject to any legislation or any judgment, Order or requirement of any court or other Governmental Authority which is not of general application to Persons carrying on a business similar to the Business.  There are no facts or circumstances not disclosed to the Buyer which could materially adversely affect the ability of any of Buyer or Etratech HK or its Subsidiaries to continue to operate the Business as presently conducted after Closing.

SHARE AND ASSET purchase agreement

(7)Contracts.  Schedule 7.9(7) lists or identifies all Material Contracts.  None of the Subsidiaries is, nor to the Company’s Knowledge is any other party to any Contract, in default under any Contract and there has not occurred any event which, with the lapse of time or giving of notice or both, would constitute a default under any Contract by any party to any Contract.  Each Contract is in full force and effect, unamended by written or oral agreement, and the applicable Subsidiary is entitled to the full benefit and advantage of each Contract in accordance with its terms.  None of the Subsidiaries has received any notice of a default by the applicable Subsidiary under any Contract or of a dispute between a Subsidiary, as applicable, and any other Person in respect of any Contract.  The completion of the Purchase will not afford any party to any of the Leases or other Contracts or any other Person the right to terminate any Lease or other Contract nor will the completion of such transactions result in any additional or more onerous obligation on a Subsidiary under any Lease or other Contract.

(8)Licences and Compliance with Law.   Schedule 7.9(8) lists all Licences and such Licenses are the only Licenses, permits, authorizations or approvals of a Governmental Authority required for the operation of the Business.  Such Licences are held by the applicable Target Entity free and clear of any and all Liens.  The Business is being conducted by the Target Entities in accordance with all terms and conditions of the Licences and in compliance with applicable Law.  All the Licences are valid and are in full force and effect, the Target Entities are not in violation of any term or provision or requirement of any Licence and no Person has threatened to revoke, amend or impose any condition in respect of, or commenced proceedings to revoke, amend or impose conditions in respect of, any Licence.

(9)Consents and Regulatory Approvals.

(a)	Except as specified in Schedule 7.9(9)(a):
(i)

neither the Subsidiaries, nor the Sellers are under any obligation, contractual or otherwise, to request or obtain any Consent or Regulatory Approval or to give any notice to any Governmental Authority or other Person:

(A)	by virtue of or in connection with the execution, delivery or performance by the Sellers of this Agreement or the completion of the Purchase;
(B)	to avoid the loss of any Licence or to avoid the violation, breach or termination of, or any default under, or the creation of any Lien under the terms of, any applicable Law; or
(C)

in order that the authority and ability of the Buyer, Etratech HK or its Subsidiaries to carry on the Business in the Ordinary Course of Business and in the same manner as presently conducted remains in Good Standing and in full force and effect as of and following the Purchase.

(b)	All Contracts and Licences under which the Subsidiaries are obligated to request or obtain any such Consent or Regulatory Approval or to give any such notice are identified in Schedule 7.9(9)(a).

SHARE AND ASSET purchase agreement

(10)Insurance.  Attached as Schedule 7.9(10) is a list of all insurance policies (including the name of the insurer, policy number, coverage limits, amount of deductible, type of insurance, expiry date, annual premiums and details of pending claims) maintained by the Subsidiaries in respect of their assets, business operations, directors, officers and employees.  All such insurance policies are valid and enforceable and in full force and effect, are underwritten by unaffiliated and reputable insurers, are sufficient for all applicable requirements of law and provide insurance, including liability and product liability insurance, in such amounts and against such risks as is customary for corporations engaged in businesses similar to that carried on by the Subsidiaries to protect the employees, properties, assets, Business and operations of the Subsidiaries. Schedule 7.9(10) sets forth and describes all pending claims under any of such insurance policies and identifies the most recent inspection reports, if any, received from insurance underwriters as to the condition or insurance value of the insured property and assets, copies of which have been made available to the Buyer.  The Subsidiaries are not in default with respect to the payment of any premium or compliance with any of the provisions contained in any such insurance policy and has not failed to give any notice or present any claim within the appropriate time.  There are no circumstances under which any Subsidiary would be required to or, in order to maintain its coverage, should give any notice to the insurers under any such insurance policy which has not been given.  The Subsidiaries have not received notice from any of the insurers regarding cancellation or non-renewal of any such insurance policy.  The Subsidiaries have not received notice from any of its insurers denying any claims.  No such insurance policy is subject to any special or unusual terms or restrictions or provides for a premium in excess of the stipulated or normal rate.  There are no circumstances or occurrences which would form the basis of a material increase in premiums for the current insurance coverage maintained by the Subsidiaries.

(11)Compliance with Constating Documents, Agreements and Laws.  The execution, delivery and performance of this Agreement and each of the other agreements contemplated or referred to in this Agreement by Enterprises and the Subsidiaries, and the completion of the Purchase, will not constitute or result in a violation or breach of or default under, or cause the acceleration of any obligations of Enterprises or any Subsidiary under:

(a)	any term or provision of any of the articles, by-laws or other constating documents of Enterprises or any Subsidiary;
(b)

subject to obtaining the Consents referred to in Schedule 7.9(9)(a), the terms of any agreement (written or oral), indenture, instrument or understanding or other obligation or restriction to which Enterprises, any Subsidiary or any Seller is a party or by which either of them is bound, or

(c)

subject to obtaining the Regulatory Approvals referred to in Schedule 7.9(9)(a), any term or provision of any of any Licence referred to in Schedule 7.9(8), any order of any court or Governmental Authority or regulatory body or any applicable Law of any jurisdiction in which the Business is carried on.

(12)Government Assistance.  Schedule 7.9(12) describes all agreements, loans, other funding arrangements and assistance programs (collectively, the “Government Assistance Programs”) which are outstanding in favour of the Subsidiaries from any federal, provincial, municipal or other Governmental Authority.  Copies of all documents relating to the Government

SHARE AND ASSET purchase agreement

Assistance Programs have been delivered to the Buyer.  The Subsidiaries have performed all of their obligations under the Government Assistance Programs, and no basis exists for any Governmental Authority to seek payment or repayment by any Subsidiary of any amount or benefit received by it under any Government Assistance Programs.

(13)Compliance with Laws.  The Subsidiaries in carrying on the Business are not in violation of any applicable Law in any material respect, including laws relating to its operations, products, services, advertising, sales or employment practices.

(14)Litigation.  Except for the matters referred to in Schedule 7.9(14), there are no actions, applications, complaints, claims, suits or proceedings, judicial or administrative (whether or not purportedly on behalf of any Subsidiary) pending or threatened, by or against or affecting any Subsidiary, at law or in equity, or before or by any court or other Governmental Authority, domestic or foreign, nor to the Company’s Knowledge are there grounds on which any such action, suit or proceeding might be commenced with any reasonable likelihood of success.  Without restricting the generality of the foregoing, no significant product liability claims have been asserted or made, and continue to be outstanding, against any Subsidiary alleging any defect in the design, manufacture or materials of any of the products of the Business.

Section 7.10 Employment Matters

(1)Employees. Schedule 7.10(1) states the name, age, name of the Target Entity employer, location of employment, job title, length of service, commission and bonus entitlements, benefits and rate of remuneration of each employee of the Subsidiaries and each other Person receiving remuneration for work or services being provided to any Subsidiary at the date of this Agreement including contactors, consultants, agents and agency employees, and indicates any employee of any Subsidiary who is on leave of absence together with the reason for such employee’s leave and such employee’s expected date of return to work.  Schedule 7.10(1) also identifies any employees who have provided written notice to any Subsidiary of their intent to resign or retire or cease to provide work or services as a result of the Purchase.  Except as set out in Schedule 7.10(1), no employee of any Subsidiary is on long-term disability leave, extended absence or receiving benefits pursuant to the Workplace Safety and Insurance Act, 1997 (Ontario) or applicable comparable legislation of any other jurisdiction.

(2)Remuneration.  Since the Statement Date, no payments have been made or authorized to directors, officers, employees, contractors, consultants or agents except at regular rates of remuneration and in the Ordinary Course of Business.  There are no outstanding loans or advances made or granted by any Subsidiary to any employee, contractor, consultant or agent, except for travel advances made to employees in the Ordinary Course of Business.

(3)Employee Contracts.  Except as disclosed in Schedule 7.10(3), the Subsidiaries are not a party to any employment agreement, consulting contract, agency contract or similar agreement or arrangement, and there is no agreement for the employment of any employee which cannot be terminated on reasonable notice and without penalty.  There is no written agreement, policy, plan or practice relating to the payment of any management, consulting or other fee or any bonus, retention payment, change of control or golden parachute payment, pension, share of profits or retirement allowance, or any insurance, health or other employee benefit, except as disclosed in Schedule 7.10(3).

SHARE AND ASSET purchase agreement

(4)Labour Matters.  None of the Subsidiaries are party to or bound by any collective bargaining agreement, labour contract, letter of understanding, memorandum of understanding, letter of intent, voluntary recognition agreement or other legally binding commitment to any labour union, trade union, employee association in respect of any employees or contractors rendering services to any Subsidiary, nor is any Subsidiary currently conducting negotiations with any labour union, trade union, employee association and during the period of five years preceding the date of this Agreement there has been no attempt to organize, certify or establish any labour union, employee association in relation to any of the employees.

(5)Employment Laws.  Each of the Subsidiaries has complied with all Employment Laws in all material respect and there are no material threatened, pending or outstanding charges, applications, claims, Orders, investigations, audits or complaints against any Subsidiary under any Employment Laws, nor have there been any charges, applications, claims, Orders or complaints against any Subsidiary under any Employment Laws within the period of five years preceding the date of this Agreement.  The Subsidiaries have paid in full all amounts owing under the Workplace Safety and Insurance Act, 1997 (Ontario) and there are no circumstances, related to the workers’ compensation claims experience of any Subsidiary or otherwise, which would permit or require a reassessment, penalty, surcharge or other additional payment under such legislation.  There are no outstanding charges or orders requiring any Subsidiary to comply with the Occupational Health and Safety Act (Ontario).  All obligations of the Subsidiaries for vacation pay, holiday pay, overtime pay, premiums for employment or unemployment insurance, employer health tax, Canada Pension Plan premiums, any other deductions and remittances required under any of the Employment Laws, and Benefit Plan payments or premiums will have been paid or discharged as of the Closing Date, or if unpaid are accurately reflected in the Books and Records.

Section 7.11 Employee Benefit and Pension Plans.

(1)Pension Plans and Benefits.  Except as listed in Schedule 7.11(1), none of the Subsidiaries has, and are not subject to any present or future obligation or liability under, any written pension plan, deferred compensation plan, incentive compensation plan, retirement income plan, stock option or stock purchase plan, stock appreciation plan, phantom stock option plan, severance plan, supplemental unemployment plan, profit sharing plan, commission plan, bonus plan or policy, employee group insurance plan, hospitalization plan, disability plan, health, welfare, medical or dental plan or other employee benefit plan, program, policy, formal or informal, with respect to any of its employees, other than pursuant to the Canada Pension Plan Act (Canada), and the Health Insurance Act, (Ontario) and other similar health plans established pursuant to statute.

(2)Employee Policies, Rules, etc. Schedule 7.11(2) lists the written policies, procedures and work-related rules in effect with respect to employees of the Subsidiaries regarding holiday, sick leave, vacation, disability and death benefits, termination and severance pay, automobile allowances and rights to company-provided automobiles and expense reimbursements.  (The plans, programs, policies, practices, arrangements and procedures listed in Schedules 7.11(1) and 7.11(2) are collectively called the “Benefit Plans”).  Copies of all documentation establishing or relating to the Benefit Plans and the most recent financial statements and actuarial reports, if any, related to the Benefit Plans, if any, and any reports and returns in respect of the Benefit Plans

SHARE AND ASSET purchase agreement

filed with any regulatory agency or other Governmental Authority within three years prior to the date hereof have been provided to the Buyer.

(3)The booklets, brochures, summaries, descriptions and manuals prepared for, and circulated to, the employees of the Target Entities concerning each Benefit Plan together with all written communications of a general nature provided to such employees accurately describe the benefits provided under each Benefit Plan referred to in such booklets, brochures, summaries, descriptions and manuals.  All contributions or premiums required to be made or paid by the Target Entities to the Benefit Plans have been made or paid in a timely fashion in accordance with the terms of the Benefit Plans.  All employee contributions to the Benefit Plans required to be made by way of authorized payroll deduction have been properly withheld by the Target Entities and fully paid into the Benefit Plans.  The Target Entities have obtained appropriate consents from employees for such deductions. None of the Benefit Plans provides post-retirement benefits to employees of the Target Entities or any of their beneficiaries or dependants.

(4)Pension Plans.  The Subsidiaries do not have a registered pension plan and have not had a registered pension plan.

(5)Benefit Plans and Compliance with Laws.  No Benefit Plan is subject to any current, pending or threatened investigation, examination or other proceeding, action or claim (other than routine claims for payment of benefits) initiated by any Governmental Authority, employee, beneficiary or dependant covered under any such Benefit Plan, or other Person, and there exists no state of facts which after notice or lapse of time or both could reasonably be expected to give rise to any such investigation, examination or other legal proceeding or to affect the registration of any Benefit Plan required to be registered.  No insurance policy or any other contract or agreement affecting any Benefit Plan requires or permits a retroactive increase in premiums or payments due thereunder. The level of insurance reserves in respect of each insured Benefit Plan is reasonable and sufficient to provide for all incurred but unreported claims.

(6)Claims under Benefit Plans.  There are no current or pending claims by any employee covered under the Benefit Plans or by any other Person which allege a breach of fiduciary duties or violation of applicable Law or which may result in liability to any Subsidiary and there is no basis for such a claim.

(7)No Addition of or Change to Benefit Plans.  Other than in the Ordinary Course of Business, none of the Subsidiaries has made any representations to employees, nor does there exist any undertaking or commitment, whether legally binding or not, to create any additional Benefit Plan or to change or modify any existing Benefit Plan.  No contractors, consultants, agents or agency employees are eligible for or entitled to benefits under any Benefit Plan, and no promise or commitment has been made by any Subsidiary to any such Person with respect to coverage under any Benefit Plan.

(8)Effect of this Agreement.  Unless otherwise disclosed in Schedules 7.10(3), 7.11(1) or 7.11(2), the consummation of the transactions contemplated by this Agreement will not constitute an event under any Benefit Plan or Contract with a present or former employee, consultant, contractor, agent, director or officer, which will or may result in any severance or other payment or in the acceleration, vesting or increase in benefits with respect to any present or former employee, consultant, contractor, agent, director or officer.

SHARE AND ASSET purchase agreement

Section 7.12 General Matters

(1)Broker Fees. Except for Angle Advisors, LLC or as disclosed in Schedule 7.12(1), neither the Sellers, the Subsidiaries, nor their respective Affiliates and representatives, has employed any broker, finder, investment banker or other intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee or any commission from any Subsidiary upon consummation of the transactions.

Article 8 – REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Sellers as stated below and acknowledges that the Sellers are relying on the accuracy of each such representation and warranty in entering into this Agreement and completing the Purchase.

Section 8.1 Status

The Buyer is a subsisting corporation under the laws of Michigan and has full corporate power and authority to execute and deliver this Agreement and to consummate the Purchase.

Section 8.2 Due Authorization

The execution and delivery of this Agreement and the consummation of the Purchase have been duly and validly authorized by the Buyer and no other corporate proceedings on the part of the Buyer are necessary to authorize this Agreement or the Purchase.

Section 8.3 Enforceability

This Agreement has been duly and validly executed and delivered by the Buyer and is a valid and legally binding agreement of the Buyer enforceable against the Buyer in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency and other laws affecting creditors’ rights generally and to general principles of equity.

Section 8.4 Broker Fees

Neither the Buyer nor its Affiliates and representatives has employed any broker, finder, investment banker or other intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee or any commission from the Sellers upon consummation of the transaction.

Section 8.5 GST Registration

Pursuant to Section 2.2, the Buyer has directed that its Affiliates purchase the Purchased Assets; such Affiliate which is purchasing the tangible Purchased Assets shall be duly registered, or shall be registered prior to the Closing Date, under Part IX of the ETA for purposes of the goods and services and harmonized sales tax (the “GST/HST”) and for purposes of any other applicable provincial or other sales Tax.

Section 8.6 Investment Canada Act

The Buyer is a WTO investor for purposes of the Investment Canada Act.

SHARE AND ASSET purchase agreement

Article 9 – COVENANTS AND AGREEMENTS

Section 9.1 Privacy Issues

(a)

The parties hereto acknowledge that they are responsible for compliance at all times with the Laws which govern the collection, use or disclosure of Personal Information disclosed in connection with this Agreement.

(b)

The Sellers and the Subsidiaries shall only disclose Personal Information to the Buyer as it relates directly to the transactions contemplated herein.  Each party hereto acknowledges and confirms that the disclosure of such Personal Information is necessary for the purposes of determining if the parties shall proceed with the transactions contemplated herein, and if the determination is to proceed, for the parties to carry out and complete said transactions.

(c)

Prior to the Closing, the Buyer shall not use or disclose the Personal Information for any purposes other than to determine whether to proceed with the transactions contemplated in this Agreement, provided any disclosure is only to Persons who have agreed to abide by the Confidentiality Agreement prior to disclosure of the information. As of and after the Closing, the Buyer agrees to limit the use or disclosure of the Personal Information to the same purposes for which it was collected, used or disclosed by the Subsidiaries except as authorized by applicable privacy Laws, provided such uses relate solely to the carrying on of the Business.

(d)

If the transactions contemplated by this Agreement do not proceed, the Buyer must, if any Personal Information is still in its custody or under its control, either destroy such Personal Information and confirm such destruction in writing to the Sellers and the Subsidiaries or turn it over to the Subsidiaries.

(e)

Each of the corporate Sellers and the Buyer acknowledges and confirms that it has taken and shall continue to take reasonable steps to, in accordance with all applicable Laws, prevent accidental loss or corruption of the Personal Information, unauthorized input or access to the Personal Information, or unauthorized or unlawful collection, storage, disclosure, recording, copying, alteration, removal, deletion, use or other processing of such Personal Information.

(f)

Subject to the following provisions, the Buyer shall at all times keep strictly confidential all Personal Information provided to it, and shall instruct those employees or advisors responsible for processing such Personal Information to protect the confidentiality of such information in a manner consistent with the Buyer’s obligations hereunder.  Prior to the Closing, the Buyer shall take reasonable steps to ensure that access to the Personal Information shall be restricted to those employees or advisors of the respective Person who have a bona fide need to access such information in order to complete the transactions contemplated herein.

(g)	Where authorized by Law, the Buyer shall promptly notify the Sellers of all inquiries, complaints, requests for access, variations or withdrawals of consent

SHARE AND ASSET purchase agreement

and claims of which the Buyer is made aware in connection with the Personal Information and the collection, use, disclosure or other activities therewith from the time of disclosure of the Personal Information until one year following the return of the Personal Information pursuant to Section 9.1(d), or the Closing, as applicable.  To the extent permitted by applicable Law, the parties shall fully co-operate with one another, and any authorized authority charged with enforcement of privacy Laws, in responding to such inquiries, complaints, requests for access, variations or withdrawals of consent and claims.

Section 9.2 Publicity.

Except as may be required to comply with the requirements of any applicable Law or the rules and regulations of any stock exchange or national market system upon which the securities of the Buyer are listed but subject in such case to the Buyer affording the Sellers an opportunity to review and comment prior to release, no party will issue any public announcement relating to the subject matter of this Agreement or the transactions contemplated hereby without the prior written approval (which approval will not be unreasonably withheld, conditioned or delayed) of the other parties; provided, however, that, after the Closing, the Sellers, their Affiliates and the Sellers’ representative, Angle Advisors, will be entitled to issue a “tombstone” advertisement without obtaining such prior approval, provided that such “tombstone” advertisement does not include the purchase price.  For the avoidance of doubt, disclosures by any party to this Agreement to current and potential investors shall not constitute public announcements.  Notwithstanding anything in this Section 9.2, to the contrary, the parties agree that upon completion of the Closing, the Buyer may issue the press release attached as Schedule 9.2.

Section 9.3 Records

With respect to the financial books and records and minute books of Etratech HK and its Subsidiaries  relating to matters on or prior to the Closing Date:  (a) for a period of six years after the Closing Date, or any longer period as may be required by any Law or Governmental Authority, the Buyer shall take all reasonable steps to preserve and keep such records and shall not cause or permit their destruction or disposal without first offering to surrender them to the Sellers, and (b) where there is legitimate purpose, including, without limitation, an audit of the Sellers by the CRA, the United States Internal Revenue Service or any other Taxing Authority or an indemnification claim by the Buyer pursuant to Article 10 hereof, the Buyer shall allow the Sellers and its representatives full and complete access to, and the right to make copies of, such books and records during regular business hours on a timely basis, as may be requested.

Section 9.4 Non-Competition

(a)

During the 3-year period immediately following the Closing Date, each of Mr. Lamontagne and Mr. Desnoyers (collectively, the “Restricted Individuals”) and Carmike (collectively, the “Restricted Entity” and together with the Restricted Individuals, the “Restricted Parties”) agrees that he or it will not for any reason whatsoever, directly or indirectly, in Canada, the United States or China either individually or as a shareholder, owner, partner, officer, director, manager, agent, consultant, lender, guarantor or otherwise (save and except that such Restricted Parties may acquire securities of any entity (i) of a class or series that is traded on any stock exchange or over the counter if such securities

SHARE AND ASSET purchase agreement

represent not more than 5% of the issued and outstanding securities of such class or series, (ii) of a mutual fund or other investment entity that invests in a portfolio the selection and management of which is not within the control of the investor; or (iii) held in a fully managed account where such Restricted Party does not direct or influence in any manner the selection of any investment in such securities), engage in, carry on or otherwise be concerned with, be employed by, associated with or in any other manner connected with, or have any interest in, manage, advise, lend money to, guarantee the debts or obligations of, render services or advice to, permit the Restricted Party’s name, or any part thereof to be used or employed in connection with, in whole or in part, any business the same or similar to or in competition with that of the Business. The Restricted Parties further agree that, for the same 3-year period, he or it will not solicit or induce any customer, client, supplier, licensee or business relation to cease doing business with the Business.

(b)

During the 3-year period immediately following the Closing Date, none of the Restricted Parties will, directly or indirectly, solicit or attempt to solicit (either for itself, himself or as agent for another) for employment or induce, persuade or encourage any Transferred Employee, or consultant or employee of Etratech HK or any of its Subsidiaries as of the Closing Date to end their employment or consulting relationship with the applicable entity. Notwithstanding the foregoing, this Section shall not preclude any of the Restricted Parties from engaging any such consultant or employee where such Person independently responds to a general solicitation.

(c)

The parties agree that the restrictive covenants contained in this Section 9.4 (the “Restrictive Covenants”) are an integral part of this Agreement and the transactions contemplated herein and are required in order for the Buyer to maintain and preserve the value of the Purchased Assets. The parties agree that $1.00 of the consideration payable by the Buyer for the Purchased Assets shall be allocated to the Restrictive Covenants. The parties intend (i) that subsections 56.4(5) and (6) or (7) of the Income Tax Act (Canada) and the equivalent provisions of any applicable provincial tax legislation apply to the Restrictive Covenants granted by the Restricted Individuals; and (ii) that subsections 56.4(5) and 56.4(7) of the Income Tax Act (Canada) and the equivalent provisions of any applicable provincial tax legislation apply to the Restrictive Covenants granted by the Restricted Entity.  At the Sellers’ request, and provided that the contents of the election referred to below are satisfactory to the Buyer, acting reasonably, the Buyer will, to the extent necessary to give effect to the parties’ intentions in the preceding sentence, jointly elect with the Restricted Parties in the form and manner provided in the Income Tax Act (Canada) and any equivalent provincial legislation with respect to the Restrictive Covenants so that subsections 56.4(3) or (5) of the Income Tax Act (Canada) and any equivalent provincial legislation apply.

(d)

The Restricted Parties agree that any breach of their respective obligations under Section 9.4(a) and Section 9.4(b) will cause irreparable harm to the Buyer for which monetary damages alone will not be an adequate remedy. In the event of

SHARE AND ASSET purchase agreement

any breach or threatened breach of Section 9.4(a) or Section 9.4(b), the Buyer, in addition to any other remedies available at law, may be entitled to seek specific performance and immediate injunctive or other equitable relief against the Restricted Parties together with damages, costs and reasonable legal fees.

Section 9.4(a) and Section 9.4(b) are each separate and distinct covenants, severable one from the other.

Section 9.5 Confidential Information

From and after the Closing Date, the Sellers agree that they will not, nor will they permit any of their respective Affiliates to, make use of, divulge or disclose to any third party (other than Etratech HK, its Subsidiaries, the Buyer or any of their respective agents or employees) any information of any proprietary, secret or confidential nature related to the Business, Etratech HK, its Subsidiaries or the Buyer (“Confidential Information”).  Confidential Information shall not include information that (a) is now or becomes generally available to the public other than as a result of a disclosure by the Sellers or their respective Affiliates in breach hereof, (b) becomes available to the Sellers or any of their respective Affiliates, agents or employees on a non-confidential basis from a source other than the Subsidiaries or the Buyer provided that such source is not bound by a confidentiality agreement with respect to such information, or (c) can be demonstrated by the Sellers to have been independently developed or known by the Sellers or any of their respective Affiliates, agents or employees without reference to or use of the Confidential Information and without violating any obligations under this Agreement. If any of the Sellers receives a subpoena or other process demanding disclosure of any of the Confidential Information, such Person shall notify the Buyer and may disclose only that part of the Confidential Information that is required by law to be disclosed. Nothing in this Agreement obligates any party to violate any securities laws or regulations regarding the disclosure of information.

Section 9.6 Investment Canada Act

The Buyer shall promptly after the execution and delivery of this Agreement submit a notification under the ICA in connection with its acquisition of the Purchased Assets including the Purchased Shares.

Section 9.7 Name Change

Immediately following the Closing Date, the Sellers will cause each of Etratech Opco, Enterprises and International Holdco to change their legal names to names that do not include “Etratech” or any variation thereof.  Furthermore, as requested by the Buyer, the Sellers will cooperate with the Buyer as necessary to allow the Buyer to use the name “Etratech” as part of the legal name of one or more of the Buyer’s Affiliates.

Section 9.8 De-Registration of Etratech APE

The Buyer shall promptly begin the process of de-registering Etratech APE after the Closing, starting such process no later than the date which is 90 days following the Closing Date. In so doing, the Buyer shall seek to minimize costs to the Buyer and Sellers and shall provide copies of material proposed correspondence and filings to the Sellers for their review and

SHARE AND ASSET purchase agreement

comment, which comments the Buyer shall take into consideration prior to distributing any material correspondence or filings the reasonable comments of the Seller. For the purposes of the preceding sentence, the Buyer may elect to provide such copies to only Mr. Desnoyers or Mr. Lamontagne to fulfill such obligation.  Should the Sellers (or only Mr. Desnoyers or Mr. Lamontagne, as applicable) not communicate any comments within 5 Business Days they shall be deemed to have accepted what the Buyer has proposed.  The Sellers shall cooperate with the liquidation and de-registration process for Etratech APE as reasonably requested by the Buyer.

Section 9.9 Post-Closing Cooperation

The Buyer shall provide reasonable assistance to the Sellers to facilitate the ongoing operations of Etratech Opco, Enterprises and International Holdco for a period of 18 months from the Closing Date, which assistance shall include without limitation, allowing the Sellers reasonable access to employees, systems and records of the Target Entities for such purposes, as well as to facilitate the transfer of any data or information which may be required in connection with the ongoing operations of Etratech Opco, Enterprises and/or International Holdco, provided that the Buyer shall not be obligated shall spend its own funds to provide such assistance.

Article 10 – REMEDIES

Section 10.1 Indemnification by the Buyer

The Buyer shall indemnify and hold harmless the Sellers from and against any and all out-of-pocket losses, liabilities, claims, damages, penalties, fines, judgments, awards, settlements, costs, fees, expenses (including reasonable legal fees on a solicitor and his own client basis) and disbursements (individually a “Loss” and collectively, “Losses”) actually incurred by any of the Sellers following the Closing based upon (a) any breach or inaccuracy of the representations and warranties of the Buyer contained in this Agreement, (b) any breach of the covenants or agreements of the Buyer contained in this Agreement, (c) the operation of the Business following the Closing and (d) matters that would have been covered by any of the Sellers’ insurance policies in effect immediately prior to the Closing and listed on Schedule 7.9(10) (the “Existing Insurance”) as if the Existing Insurance had continued through and including the date of any such Loss; however, for clarity, (i) Buyer’s indemnification obligations under this Section 10.1(d) shall not apply to the deductible that would have been owed under the applicable Existing Insurance if a claim for any such Loss were made against such Existing Insurance, (ii) Buyer’s indemnification obligations under this Section 10.1(d) shall not exceed the coverage limits that would have applied under the applicable Existing Insurance if a claim for any such Loss were made against such Existing Insurance, and (iii) to the extent the Sellers are entitled to indemnification under this Section 10.1(d), the Buyer will not be entitled to seek indemnification from the Sellers under Section 10.2 for the same Loss (for further clarity, however, the Buyer will be entitled to seek indemnification from the Sellers for any deductible that would have applied under (i) above or any Losses in excess of the coverage limits under (ii) above, in all cases subject to the limitations (including, for example, the Threshold) set forth in Section 10.3 below).

Section 10.2 Indemnification by the Sellers

The Sellers shall, jointly and severally (subject, however, to Section 12.2), indemnify and hold harmless the Buyer and its Affiliates, directors, officers, employees or agents (collectively,

SHARE AND ASSET purchase agreement

the “Buyer Indemnitees”) from and against any and all Losses actually incurred by the Buyer and its Affiliates following the Closing based upon (a) any breach or inaccuracy of the representations and warranties of any Seller contained in this Agreement, (b) any Taxes for Pre-Closing Tax Periods and Pre-Closing Straddle Periods, (c) any breach of the covenants or agreements of any Seller contained in this Agreement, (d) any Company Debt existing as of the Closing Date not reflected on the Settlement Amount Detail Notice, (e) any Transaction Expenses not reflected on the Settlement Amount Detail Notice, and (f) the matters described in Schedule 10.2; strictly to the extent such Losses are not caused by, a result of, contributed to by, in respect of, or arising out of any matter or thing done, directed to be done or omitted to be done by the Buyer and/or any of its Affiliates.

Section 10.3 Survival; Limitations

(a)

(i)The representations and warranties of the Sellers and the Buyer contained in this Agreement (other than the Excluded Representations and the representations and warranties contained in Section 7.5 and Section 7.7) will survive for a period ending on the 18-month anniversary of the Closing Date (the “General Expiration Date”); (ii) the Excluded Representations will survive until the earlier of (A) the expiration of the statute of limitations applicable thereto or (B) five years after the Closing Date; (iii) the representations and warranties contained in Section 7.5 will survive until the expiration of 60 days following the statute of limitations applicable thereto; and (iv) the representations and warranties contained in Section 7.7 will survive until three years after the Closing Date (the survival periods set forth in subsections (ii)-(iv), together with the General Expiration Date, the “Expiration Date”); provided, however, that any Claim pending on any Expiration Date for which a Claims Notice has been given on or before such Expiration Date may continue to be asserted and indemnified against until finally resolved. The covenants and agreements of the Sellers and the Buyer contained in this Agreement will survive after the Closing Date in accordance with their terms.

(b)

Notwithstanding anything to the contrary contained in this Article 10, the Sellers will not have any liability pursuant to Section 10.2(a), Section 3.2(6) and Section 3.2(7) (other than pursuant to the Excluded Representations, the representations and warranties contained in Section 7.5 and the representations and warranties contained in Section 7.7, for which the following limitation will not apply) (the “Threshold/Capped Liabilities”) until the aggregate amount of all such Losses incurred by the Buyer exceeds C$780,000 (the “Threshold”), in which case the Sellers will be jointly and severally liable for all such Losses in respect of the Threshold/Capped Liabilities in excess of the Threshold; provided, however, that the Sellers’ maximum liability for Losses in respect of the Threshold/Capped Liabilities shall not exceed the amount remaining in escrow under the Escrow Agreement at the time each applicable Claim is first made (the “Cap”).  For clarity, the Threshold and the Cap shall only apply to the Threshold/Capped Liabilities and shall not apply to any other indemnification obligations of Sellers in this Agreement, including pursuant to Section 10.2(b) to Section 10.2(f) (other than Losses pursuant to Section 3.2(6) and Section 3.2(7) with respect to which the Threshold shall apply), and pursuant to Section 10.1 with respect to the

SHARE AND ASSET purchase agreement

Excluded Representations, the representations and warranties contained in Section 7.5 and the representations and warranties contained in Section 7.7.
(c)

The Sellers’ and the Buyer’s right to indemnification pursuant to Section 10.1 and Section 10.2, respectively, will be reduced by the amount paid by a third party (including, without limitation, an insurance company), or paid by such third party to another for the account or benefit of the Sellers or the Buyer, as the case may be, with respect to the settlement or resolution of a claim for which the Sellers were or the Buyer was, as the case may be, entitled to indemnification hereunder.  The Buyer shall, in good faith, pursue recovery from any such third parties and under all insurance policies available to it concurrently with seeking indemnification under this Article 10.  The Buyer shall remit to the Sellers any such insurance or other third party proceeds that are paid to the Buyer with respect to Losses for which the Buyer has been previously compensated pursuant to Section 10.2.

(d)	No Claim may be made if and to the extent that such Loss occurs as a result of any Law not in force as of the Closing or taking effect retroactively.
(e)

The Buyer is not entitled to indemnification pursuant to Section 10.2 to the extent that such matter was included or accounted for as a liability in the final calculation of Closing Working Capital or as a negative amount in the final calculation of Closing Cash.

(f)

The Buyer’s right to indemnification pursuant to Section 10.2 on account of any Losses will be reduced by the amount of any reserve reflected on the Subsidiaries’ consolidated books and records as of the Closing Date established for the general category of items or matters similar in nature to the specific items or matters giving rise to such Loss.

(g)	No party shall be entitled to be compensated more than once for the same Loss.

Section 10.4 Procedures

(a)

Notice of Asserted Liability.  As soon as reasonably practicable after any Seller, on the one hand, or the Buyer, on the other hand, becomes aware of any claim that it or they has or have under this Article 10 that may result in a Loss (a “Claim”), such party (the “Indemnified Party”) shall give written notice thereof (a “Claims Notice”) to the other party (the “Indemnifying Party”).  If the Indemnified Party is the Buyer, the Claims Notice shall be given to all of the Sellers. A Claims Notice shall describe the Claim in reasonable detail and shall set forth the Indemnified Party’s good faith calculation, if known, of the Loss that has been suffered by the Indemnified Party.  No delay in or failure to give, or other procedural defect in, a Claims Notice by the Indemnified Party to the Indemnifying Party shall adversely affect any of the other rights or remedies which the Indemnified Party has under this Agreement, or alter or relieve the Indemnifying Party of its obligations to indemnify the Indemnified Party to the extent that such delay or failure has not materially prejudiced the Indemnifying Party.

SHARE AND ASSET purchase agreement

(b)

The Indemnifying Party shall respond to the Claims Notice (a “Claim Response”) within 45 days (the “Response Period”) after the date that the Claims Notice is received by the Indemnifying Party.  Any Claim Response must specify whether the Indemnifying Party disputes the Claim described in the Claims Notice (or the amount of Losses set forth therein).  If the Indemnifying Party fails to give a Claim Response within the Response Period, the Indemnifying Party will be deemed not to dispute the Claim described in the related Claims Notice.  If the Indemnifying Party elects not to dispute a Claim described in a Claims Notice, whether by failing to give a timely Claim Response or otherwise, then the amount of Losses alleged in such Claims Notice with respect to such undisputed Claim will be conclusively deemed to be an obligation of the Indemnifying Party, and (i) if the Indemnifying Party is the Buyer, then the Buyer shall pay, in cash, to the Indemnified Party within three days after the last day of the applicable Response Period the amount specified in the Claims Notice with respect to such undisputed Claim subject to the limitations set forth in this Article 10 and (ii) if the Indemnifying Party is a Seller, then the Buyer and the Sellers shall deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to pay to the Buyer from the Escrow Amount the amount of Losses specified in the Claim Notice, subject to the limitations contained in this Article 10; provided that if the then remaining Escrow Amount is insufficient to cover all amounts due to the Buyer pursuant to such Claim notice, then, subject to the limitations contained in this Article 10, the shortfall will be paid directly by the Sellers to the Buyer in accordance with the other terms of this Article 10. If the Indemnifying Party delivers a Claim Response within the Response Period indicating that it disputes one or more of the Claims identified in the Claims Notice, then the Buyer and the Sellers shall promptly meet and use their commercially reasonable efforts to settle the dispute.  If the Buyer and the Sellers are unable to reach agreement within 45 days after the conclusion of the Response Period, then either the Buyer or the Sellers may resort to other legal remedies subject to the limitations set forth in this Article 10 provided, however, that any such legal remedies pursued by the Buyer shall be pursued equally and in a bona fide manner against all of the Sellers and, if the then remaining Escrow Amount is insufficient to cover all amounts finally determined to be due to the Buyer, then, subject to the limitations contained in this Article 10, the shortfall will be paid directly by the Sellers to the Buyer in accordance with the other terms of this Article 10 and if any Seller has not paid his or its pro rata share of the obligation to indemnify the Buyer on or before the date which is 90 days following the date that the amounts finally determined to be due to the Buyer are finally determined to be so due or which were otherwise undisputed and conclusively deemed to be an obligation of the Indemnifying Party, the Buyer may then pursue any other Seller or Sellers for the amount of the Claim which is otherwise owing to the Buyer as a result of any other Seller not otherwise honouring his or its obligation to indemnify the Buyer. For all purposes of this Article 10 (including those pertaining to disputes under this Section 10.4(b), the Buyer and the Sellers shall cooperate with and make available to the other party and its respective representatives all information, records and data, and shall permit reasonable access to its facilities and personnel, as may be reasonably required in connection with the resolution of such disputes.

SHARE AND ASSET purchase agreement

(c)

Opportunity to Defend Third Party Claims.  In the event of any claim by a third party against the Buyer or any Seller for which indemnification is available hereunder, the Indemnifying Party has the right, exercisable by written notice to the Indemnified Party, within 75 days of receipt of a Claims Notice from the Indemnified Party or within 45 days of receipt of any New Facts, to assume and conduct the defense of such claim with counsel selected by the Indemnifying Party.  Without limiting the foregoing, if the Indemnified Party has previously delivered a Claims Notice to the Indemnifying Party, and the Indemnifying Party is or was eligible to but has not elected or did not elect to assume control of the defense of such claim, then the Indemnified Party shall promptly (i) disclose in writing to the Indemnifying Party any material new or materially changed allegations or claims being asserted against the Indemnified Party in respect of such claim, and (ii) upon request of the Indemnifying Party, provide a written summary of the status of such claim to the Indemnifying Party (all of the information provided in clauses (i) and (ii) above, if such summary discloses a change that is adverse to the Indemnifying Party, the “New Facts”).  No delay in or failure to give a notice of New Facts by the Indemnified Party to the Indemnifying Party shall adversely affect any of the other rights or remedies which the Indemnified Party has under this Agreement, or alter or relieve the Indemnifying Party of its obligations to indemnify the Indemnified Party, except to the extent that the Indemnifying Party is materially prejudiced by such delay or failure.  If the Indemnifying Party has assumed such defense as provided in this Section 10.4(c), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense of such claim.  If the Indemnifying Party does not assume the defense of any third party claim in accordance with this Section 10.4(c), the Indemnified Party may continue to defend such claim at the sole cost and expense of the Indemnifying Party (subject to the limitations set forth in this Article 10) and the Indemnifying Party may still participate in, but not control, the defense of such third party claim at the Indemnifying Party’s sole cost and expense.  The Indemnified Party will not consent to a settlement of, or the entry of any judgment arising from, any such claim, without the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld, conditioned or delayed).  Except with the prior written consent of the Indemnified Party (such consent not to be unreasonably withheld, conditioned or delayed), no Indemnifying Party, in the defense of any such claim, will consent to the entry of any judgment or enter into any settlement that (i) provides for injunctive or other nonmonetary relief affecting the Indemnified Party or (ii) does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such claim.  The party responsible for the defense of such third party claim (the “Responsible Party”) shall, to the extent reasonably requested by the other party, keep such other party informed as to the status of such claim.  With respect to a third party claim for which the Sellers are the Responsible Party, the Buyer shall make available to the Sellers and its representatives all books and records of the Buyer and the Target Entities (other than Etratech Opco, which is not under the Buyer’s control) relating to such third party claim and shall cooperate with the Sellers in the defense of the third party claim.

SHARE AND ASSET purchase agreement

(d)	Releases of Escrow Funds. All funds held under the Escrow Agreement will be released in accordance with the terms of the Escrow Agreement.

Section 10.5 Exclusive Remedy

Except for equitable remedies available to Buyer pursuant to Section 9.4 and available to all parties pursuant to Section 12.17, the parties agree that the sole and exclusive remedies of the parties for any Losses based upon, arising out of or otherwise in respect of the matters set forth in this Agreement, including in respect of any misrepresentations in corrections in or breach of a representation or warranty or breach of any covenant by any party under this Agreement, are the indemnification obligations of the parties set forth in this Article 10.

Section 10.6 Reductions and Subrogation

(a)

If the amount of any Loss incurred by an Indemnified Party at any time subsequent to the making of an indemnity payment is reduced by any actual cash recovery, settlement or other payment under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other Person, the amount of such reduction (less any costs, expenses (including Taxes) or premiums incurred in connection therewith), shall promptly be repaid by such Indemnified Party to the Indemnifying Party.

(b)

Upon making any indemnity payment pursuant to Section 10.1 or Section 10.2, as applicable, the Indemnifying Party shall be subrogated to all rights of the Indemnified Party, as applicable, against any third party in respect of the Losses to which the payment related.  The parties hereto will execute upon request all instruments reasonably necessary to evidence and perfect the above described subrogation rights.

Section 10.7 Mitigation

Nothing in this Agreement shall in any way restrict or limit the general obligation at Law of a party to mitigate any Loss which it may suffer or incur by reason of a breach by the other party of any representation, warranty or covenant of such other party under this Agreement.

Section 10.8 Adjustment to Purchase Price

All indemnification payments or reimbursements made pursuant to this Article 10 will be treated as an adjustment to the Purchase Price unless otherwise required by applicable Law.

Article 11 – TAX MATTERS

Section 11.1 Straddle Period

For purposes of this Agreement, the portion of Taxes, with respect to the income, property or operations of the Subsidiaries that are attributable to any Tax period that begins before the Closing Date and ends after the Closing Date (a “Straddle Period”) will be apportioned between the period of the Straddle Period that begins before the Closing Date and ends immediately before the Closing Date (the “Pre-Closing Straddle Period”) and the period

SHARE AND ASSET purchase agreement

of the Straddle Period that begins on (and includes) the Closing Date to the end of the Straddle Period (the “Post-Closing Straddle Period”) in accordance with this Section 11.1.  The portion of Tax attributable to the Pre-Closing Straddle Period shall (a) in the case of any Taxes other than income, sales or use taxes, value added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts or profits earned during a Straddle Period, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Straddle Period excluding the Closing Date and denominator of which is the number of days in the Straddle Period, and (b) in the case of any income, sales or use taxes, value added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts or profits earned during a Straddle Period, be deemed equal to the amount which would be payable if the Straddle Period ended immediately before the Closing Date.  The portion of Tax attributable to a Post-Closing Straddle Period shall be calculated in a corresponding manner.  To the extent that any Tax for a Straddle Period is based on the greater of a Tax on net income, on the one hand, and a Tax measured by net worth or some other basis not otherwise measured by income, on the other hand, the portion of such Tax related to the Pre-Closing Straddle Period and the Post-Closing Straddle Period will be determined based on the foregoing and based on the manner in which the actual Tax liability for the entire Straddle Period is determined.  In the case of a Tax that is (i) paid for the privilege of doing business during a period (a “Privilege Period”) and (ii) computed based on business activity occurring during an accounting period ending prior to such Privilege Period, any reference to a “Tax period,” a “tax period,” or a “taxable period” shall mean such Privilege Period and not such accounting period.

Section 11.2 Tax Returns

(a)

International Holdco shall cause to be prepared all income Tax Returns of Etratech HK and its Subsidiaries for any Pre-Closing Tax Period.  Within 90 days after the Closing Date, the Buyer shall cause Etratech HK to deliver all materials and supporting detail requested or required by International Holdco or its representatives to prepare all such income Tax Returns.  Tax Returns for the Pre-Closing Tax Periods shall be prepared in a manner consistent with past practices of such corporations (but may, for greater certainty, include deductions for Transaction Expenses), unless otherwise required by applicable Law or change in facts. At least 30 calendar days prior to the due date of any income Tax Return for a Pre-Closing Period, or such shorter period as required to timely file such Tax Return, International Holdco shall provide to the Buyer for review and comment drafts of all such income Tax Returns required to be filed after the Closing Date and shall make such changes as may be requested by the Buyer, acting reasonably.  The Buyer shall cause such corporations to timely file such Tax Returns.

(b)

The Buyer shall cause to be prepared all income Tax Returns of Etratech HK and its Subsidiaries for any Straddle Period.  Such Tax Returns shall be prepared in a manner consistent with past practices, unless otherwise required by applicable Law or change in facts.  At least 30 calendar days prior to the due date of any income Tax Return for a Straddle Period, or such shorter period as required to timely file such Tax Return, the Buyer shall provide to the Sellers for review and comment drafts of all such income Tax Returns required to be filed by Etratech

SHARE AND ASSET purchase agreement

HK and its Subsidiaries after the Closing Date and shall make such changes as may be requested by the Sellers, acting reasonably. The Buyer shall cause Etratech HK and its Subsidiaries to timely file such Tax Returns.

Section 11.3 Cooperation; Audits

(a)

In connection with the preparation of Tax Returns, audit examinations, and any administrative or judicial proceedings relating to the Tax liabilities imposed on Etratech HK and its Subsidiaries for all Pre-Closing Tax Periods, the Buyer, on the one hand, and the Sellers, on the other hand, shall cooperate fully with each other, including the furnishing or making available during normal business hours of records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Tax Returns, the conduct of audit examinations or the defense of claims by Taxing Authorities as to the imposition of Taxes.  The Buyer shall and shall cause Etratech HK and its Subsidiaries to (i) retain all books and records with respect to Tax Matters pertinent to Etratech HK and its Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations (and, to the extent notified by the Sellers, any extension thereof) for the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (ii) give the Sellers reasonable notice prior to transferring, destroying or discarding any such books and records and shall allow the Sellers to take possession of such books and records.

(b)

The Buyer and the Sellers shall, upon the other’s request, use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

Section 11.4 Controversies

Notwithstanding Section 10.4(c), this Section 11.4 shall control any inquiries, assessments, proceedings or similar events with respect to Taxes.  The Buyer shall promptly notify the Sellers (a) upon receipt by the Buyer or any Affiliate of the Buyer of any notice of any Tax Matter from any Taxing Authority whether in writing or otherwise or (b) prior to the Buyer, Etratech HK and its Subsidiaries initiating any Tax Matter with any Taxing Authority; provided, however, that the failure to provide such notice will not negate the Buyer’s right to indemnification under this Section 11.4 and Section 10.2 with respect to Tax liabilities resulting from the Tax Matter unless such failure to provide such notice results in the expiry of any time period within which Etratech HK and its Subsidiaries would have been able to object or otherwise contest any such Tax Matter.  The Sellers may, at the Sellers’ expense, participate in and, upon notice to the Buyer, assume the defense of any such Tax Matter.  If the Sellers assume such defense, the Sellers shall have the authority, with respect to any Tax Matter, to represent the interests of Etratech HK and its Subsidiaries before the relevant Taxing Authority and the Sellers shall have the right to control the defense, compromise or other resolution of any such Tax Matter subject to the limitations contained herein, including responding to inquiries, and

SHARE AND ASSET purchase agreement

contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Tax Matter.  If the Sellers assume such defense, the Buyer shall have the right (but not the duty) to participate in the defense of such Tax Matter and to employ counsel, solely at its own expense, separate from the counsel employed by the Sellers.  The Sellers shall not enter into any settlement of or otherwise compromise any such Tax Matter to the extent that it adversely affects the Tax liability of the Buyer, Etratech HK and its Subsidiaries or any Affiliate of the foregoing for a Straddle Period or a Post-Closing Tax Period without the prior written consent of the Buyer, which consent shall not be unreasonably conditioned, withheld or delayed.  The Sellers shall keep the Buyer informed with respect to the commencement, status and nature of any such Tax Matter, and will, in good faith, allow the Buyer to consult with it regarding the conduct of or positions taken in any such proceeding.  If the Sellers do not assume the defense of any such Tax Matter, then:  (a)  Buyer shall not enter into any settlement or otherwise compromise any such Tax Matter to the extent it adversely affects the liability of Sellers pursuant to Article 10 without the prior written consent of the Sellers, which consent shall not be unreasonably conditioned, withheld or delayed, and (b) the Sellers shall have the right (but not the duty) to participate in the defense of such Tax Matter and to employ counsel, at its own expense, separate from counsel employed by Buyer, and (c) Buyer shall keep the Sellers informed with respect to the commencement, status and nature of any such Tax Matter, and will reasonably cooperate with the Sellers and consult with the Sellers regarding the conduct of or positions taken in any such proceeding.

Section 11.5 Amendment of Tax Returns

Neither the Buyer nor any of its Affiliates (including for greater certainty Etratech HK and its Subsidiaries on and after the Closing Date) shall amend, refile, revoke or otherwise modify any Tax Return of any of Etratech HK and its Subsidiaries with respect to a Pre-Closing Tax Period without the prior written consent of the Sellers, which consent shall not be unreasonably withheld or delayed.

Section 11.6 Certain Taxes

All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) will be paid by the Buyer when due, and all necessary Tax Returns and other documentation with respect to Transfer Taxes will be prepared and filed by the Buyer.

Section 11.7 Refunds or Credits

The Buyer shall pay to the Sellers an amount equal to any Tax refunds actually received in cash, including interest paid therewith, in respect of Taxes paid by the Target Entities other than Etratech Opco with respect to any Pre-Closing Tax Period or Pre-Closing Straddle Period to the extent any such Taxes were attributed to such Pre-Closing Tax Period or Pre-Closing Straddle Period pursuant to Section 11.1.  The Buyer shall pay to the Sellers the amount of any such refund within 10 days after receipt thereof.  The Buyer shall reasonably cooperate, and shall cause the Target Entities other than Etratech Opco to reasonably cooperate, with the Sellers in filing any claims for Tax refunds in respect of Taxes paid by the Target Entities other than Etratech Opco for a Pre-Closing Tax Period or Pre-Closing Straddle Period and, with respect to Tax refunds for any Pre-Closing Tax Period or Pre-Closing Straddle Period, the Buyer will elect

SHARE AND ASSET purchase agreement

to receive such Tax refunds in cash (as opposed to credits), if possible and if such election does not adversely affect the Buyer in some manner unrelated to receipt of the credit.  In the event any Seller receives a cash refund for Taxes, including any interest paid therewith, in respect of Taxes paid by the Buyer or the Target Entities other than Etratech Opco with respect to any Post-Closing Straddle Period or Post-Closing Tax Period that is not a Straddle Period, such Seller shall pay such amount to the Buyer within 10 days after receipt thereof.

Section 11.8 GST/HST

(1)Gentherm Canada shall be liable for and shall pay directly to the appropriate Governmental Authority all federal and provincial sales taxes (including any retail sales taxes) and all other taxes, duties, fees or other like charges of any jurisdiction properly payable by the Buyer as a result of the transfer of the Purchased Assets (other than the Purchased Shares, the Canadian Intangibles and the Canadian Trade Accounts Receivable) by Etratech Opco to Gentherm Canada.

(2)The Buyer and the Sellers acknowledge and agree that the portion of the Purchase Price paid that is attributable to the Purchased Assets does not include any GST/HST imposed under the ETA or under the provisions of any applicable provincial or territorial legislation imposing a similar value-added or multi-staged tax (collectively, “GST”).

(3)Buyer and Seller further agree that the Canadian Intangibles and Canadian Trade Accounts Receivable sold to Gentherm GmbH should not be subject to GST/HST pursuant to sections 10 and 10.1 of Part V of Schedule VI of the ETA and therefore no GST/HST shall be payable by the Buyer with respect to the portion of the Purchase Price paid that is attributable to the Canadian Intangibles and the Canadian Trade Accounts Receivable.  However, in the event that it is determined by the CRA (or any other relevant Taxing Authority) that GST/HST should have been charged and collected by the Seller in connection with the sale of the Canadian Intangibles or the Canadian Trade Accounts Receivable, the Buyer agrees to pay to the Seller, immediately upon demand, the applicable GST/HST (together with any applicable interest or penalties) and the Seller agrees to remit on a timely basis such GST/HST to the CRA (or to any other relevant Taxing Authority).

Section 11.9 Retail Sales Taxes

The Sellers hereby agree to indemnify and save the Buyer and its Affiliates, and any of their directors, officers and employees, harmless from any and all claims, suits, or causes of action that any creditor of the Sellers, including any Governmental Authority in Ontario, may institute with respect to the Purchased Assets pursuant to or arising out of non-compliance with the Retail Sales Tax Act (Ontario) and/or with any of the Tax statutes in Ontario listed in subsection 6(3) of that Act.  For greater certainty, this indemnity shall extend to any proposed or actual assessment by any Governmental Authority in Ontario arising from any of the Sellers’ failure to obtain a clearance certificate and/or provide to the Buyer a duplicate copy of such certificate under section 6 of the Retail Sales Tax Act (Ontario). This indemnity will survive the Closing indefinitely.

SHARE AND ASSET purchase agreement

Article 12– MISCELLANEOUS AND GENERAL

Section 12.1 Expenses

All costs and expenses (including all legal, accounting, broker, finder or investment banker fees) incurred in connection with the purchase and sale of the Purchased Assets and the preparation, execution and delivery of this Agreement and the transactions contemplated hereby are to be paid by the party incurring such expenses except as expressly provided herein.

Section 12.2 Several Obligations

Unless expressly provided otherwise herein, and except for Section 9.4 for which such obligations and covenants shall be several as between the Sellers (but joint and several as between Carmike and Mr. Desnoyers specifically) in accordance with their respective Pro Rata Portions (and in the case of Carmike and Mr. Desnoyers, in accordance with Carmike’s Pro Rata Portion), all obligations, agreements, indemnities, covenants, representations, warranties, conditions and other provisions of, by, applicable to or binding upon the Sellers shall be deemed to be of, by or binding upon all of the Sellers jointly and severally.

Section 12.3 Successors and Assigns

This Agreement is binding upon and inures to the benefit of the parties hereto and their respective legal representatives, heirs, executors, successors and permitted assigns, as applicable, but is not assignable by any party without the prior written consent of the other parties hereto.

Section 12.4 Third Party Beneficiaries

Each party hereto intends that this Agreement does not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto.

Section 12.5 Further Assurances

The parties shall, with reasonable due diligence, execute such further documents and instruments and take such further actions as may reasonably be necessary to carry out the intent of this Agreement, whether before or after the Closing, provided that the costs of expenses of any actions taken after Closing at the request of a party shall be the responsibility of the requesting party.  Each party hereto shall cooperate affirmatively with the other parties, to the extent reasonably requested by such other parties, to enforce rights and obligations herein provided.

Section 12.6 Notices

Any notice or other communication provided for herein or given hereunder to a party hereto must be in writing, and (a) sent by facsimile transmission (electronically confirmed), (b) electronic mail, (c) delivered in person, (d) mailed by first class registered or certified mail, postage prepaid, or (e) sent by Federal Express or other overnight courier of national reputation, addressed as follows:

(a)	If to the Buyer:

Gentherm Incorporated

SHARE AND ASSET purchase agreement

21680 Haggerty Rd.

Northville, MI 48167

Attention:  General Counsel

Fax:  248-348-9734

E-mail: ken.phillips@gentherm.com

with a copy to:

McMillan LLP

Brookfield Place, Suite 4400

181 Bay Street

Toronto, Ontario

Canada M5J 2T3

Attention: Bruce Chapple

Fax: 416-865-7048

E-mail: bruce.chapple@mcmillan.ca

(b)	If to Carmike or Mr. Desnoyers:

971 Courtland Drive
Ancaster, ON  L9G 3L1

with a copy to:

Minden Gross LLP
145 King Street West
Suite 2100
Toronto, Ontario
M5H 4G2

Attention: Brian Temins

Fax: 416-864-9223
E-mail: btemins@mindengross.com

and with a copy to:

McHugh Whitmore LLP

914 Queenston Road

Stoney Creek, ON  L8G 1B7

Attention: Michael J. McHugh

Fax: 905-662-6004

E-mail: mchugh@mchughwhitmore.ca

If to SF Fund:

141 Adelaide Street West

Suite 760

Toronto, ON M5H 3L5

SHARE AND ASSET purchase agreement

with a copy to:

Minden Gross LLP
145 King Street West
Suite 2100
Toronto, Ontario
M5H 4G2

Attention: Brian Temins

Fax: 416-864-9223
E-mail: btemins@mindengross.com

If to Mr. Lamontagne:

51 Surrey Drive
Ancaster, ON  L9K 1L9

with a copy to:

Minden Gross LLP
145 King Street West
Suite 2100
Toronto, Ontario
M5H 4G2

Attention: Brian Temins

Fax: 416-864-9223
E-mail: btemins@mindengross.com

and with a copy to :

Cassels Brock & Blackwell LLP

2100 Scotia Plaza, 40 King Street West

Toronto, Ontario,  M5H 3C2

Attention: Jason (Jake) Bullen

Fax: 416-640-3060

E-mail: jbullen@casselsbrock.com

or to such other address with respect to a party as such party notifies the other in writing as above provided.  Notice communications to the Sellers not listed above shall be effective if given to each of Carmike, Mr. Desnoyers, SF Fund and Mr. Lamontagne.  Each such notice communication will be effective (x) if given by facsimile, when the successful sending of such facsimile is electronically confirmed, (y) if given by electronic mail, when electronic evidence of receipt is received, or (z) if given by any other means specified in the first sentence of this Section 12.6, upon delivery or refusal of delivery at the address specified in this Section 12.6.

SHARE AND ASSET purchase agreement

Section 12.7 Headings

The headings contained in this Agreement are for convenience of reference only and do not form a part of this Agreement.

Section 12.8 Schedules

Any matter disclosed in any Schedule will be deemed to have been disclosed in each other Schedule and as an exception to each of the representations and warranties set forth in this Agreement to the extent that the application of such matter to each other Schedule and representation and warranty is reasonably apparent on the face of such disclosure.

Section 12.9 Amendment

This Agreement may be amended or modified only by an instrument in writing duly executed by the Sellers and the Buyer; provided, however, that no amendment may be made that is prohibited by Law or that alters the terms, substance or meaning of the agreements, rights, liabilities, covenants or indemnities contained in this Agreement in any material respect without the prior approval of the affected parties.

Section 12.10 Waiver

At any time prior to the Closing Date, the Sellers and the Buyer may (a) extend the time for the performance of any of the obligations or other acts of the parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein, to the extent permitted by applicable Law.  Any agreement to any such extension or waiver will be valid only if set forth in a writing signed by the Sellers and the Buyer.

Section 12.11 Governing Law

This Agreement is to be governed by, and construed and enforced in accordance with the laws of the province of Ontario and the federal laws of Canada applicable therein, without regard to its rules of conflict of laws.

Section 12.12 Submission to Jurisdiction

Subject to Section 12.14 below, each of the parties irrevocably and unconditionally (i) submits to the exclusive jurisdiction of the courts of the Province of Ontario over any action or proceeding arising out of or relating to this Agreement, (ii) waives any objection that it might otherwise be entitled to assert to the jurisdiction of such courts, and (iii) agrees not to assert that such courts are not a convenient forum for the determination of any such action or proceeding.

Section 12.13 Waiver of Jury Trial

EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

SHARE AND ASSET purchase agreement

Section 12.14 Arbitration

Except as set forth in Section 4.3(2), Section 4.3(3) and Section 11.4, the parties agree that any claim, controversy, or other matter in question based upon, arising out of, or otherwise in respect of this Agreement or any Ancillary Agreement, including any dispute arising under any Claim made pursuant to Article 10 (a “Dispute”) will be resolved by employing the procedures provided for in this Section. The parties shall use their respective best endeavours, acting reasonably, to settle such Dispute. To this effect, the parties shall consult and negotiate with each other, in good faith and understanding of their mutual interests, to reach a just and equitable solution satisfactory to all parties to the Dispute. If the parties do not reach a solution to the Dispute within a period of 30 days following written notice of the Dispute being provided to the parties, the Dispute shall be resolved by arbitration administered by ICDR Canada in accordance with its Canadian Arbitration Rules.  The number of arbitrators shall be three.  Within 15 days after the commencement of arbitration, each party shall appoint a person to serve as an arbitrator.  The party appointed arbitrators shall then appoint the presiding arbitrator within 15 days after selection of the party appointees.  If any arbitrators are not selected within these time periods, ICDR Canada shall, at the written request of any party, complete the appointments that have not been made.  The place of arbitration shall be Toronto, Ontario.  The Buyer and the Sellers will each be responsible for their own costs and fees incurred in connection with such Dispute. The unsuccessful party shall be responsible for all of the fees and expenses of the arbitrators.  The award of the arbitrators, which must be in writing will be conclusive and binding on the parties to this Agreement.  It is the desire and intent of the parties to this Agreement that such arbitration be held without any discovery, deposition or motion practice.

Section 12.15 Severability

Any term or provision of this Agreement or its application to any party or circumstance that is restricted, invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such restriction, invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction or without affecting its application to other parties or circumstances.  If any provision of this Agreement is so broad as to be unenforceable, the provision will be interpreted to be only so broad as is enforceable.

Section 12.16 Counterparts

This Agreement may be executed in two or more counterparts and delivered by facsimile or by electronic mail, each of which will be deemed an original but all of which will constitute but one instrument.

Section 12.17 Enforcement of Agreement

The parties hereto acknowledge that serious and irreparable damage and harm will occur if any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached and that remedies at law may be inadequate to protect against breach of this Agreement.  It is accordingly agreed that the parties will be entitled to injunctive relief for any breach of the provisions of this Agreement and for the specific enforcement of the terms of this Agreement, without proof of actual damages, this being in addition to (a) any other

SHARE AND ASSET purchase agreement

remedy to which they are entitled hereunder, at law or in equity, prior to the Closing Date, or (b) any other remedy to which they are entitled hereunder after the Closing Date.

Section 12.18 Release

As of the Closing, each Seller hereby releases and discharges Etratech HK and its Subsidiaries and each of their officers, managers, members, partners, Affiliates, employees, agents and attorneys, and their respective successors and permitted assigns (collectively, the “Company Released Parties”) from any and all claims, demands, suits, actions, causes of action, contracts, debts, sums of money, commissions, damages and rights whatsoever at law or in equity, now existing or that may hereafter accrue (“Seller Released Claims”) in favor of such Seller, as applicable, against any of the Company Released Parties relating to, arising out of or in connection with any facts or circumstances that existed on or prior to the Closing, whether known or unknown (but excluding, in the case of Sellers that are also employees, obligations by Etratech HK to pay payroll and other accrued employment benefits that are reflected in the Closing Working Capital or which may accrue under the terms of any Benefit Plan).  Each Seller further agrees that each of them will not directly or indirectly (a) institute a lawsuit or other legal proceeding to the extent based upon, arising out of, or relating to any of the Seller Released Claims, or (b) participate, assist, or cooperate in any such proceeding except as otherwise required by applicable Law.  Notwithstanding the foregoing, the release described in this Section 12.18 shall not apply to any Claim any Seller may have against the Buyer under this Agreement or any Ancillary Agreement.

Section 12.19 Construction

(a)

The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  If any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  The words “include,” “includes” or “including” (or any other tense or variation of the word “include”) in this Agreement shall be deemed to be followed by the words “without limitation.”  When reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article, Section, Exhibit or Schedule of this Agreement unless otherwise indicated.  The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The definitions contained in this Agreement are applicable to the singular as well as to the plural forms of such terms and to the masculine as well as the feminine and neuter genders of such terms.

(b)

The symbol “$” or “C$” shall refer to Canadian dollars and where limitations or thresholds are established, such Canadian dollar amounts shall include foreign currency equivalents of such Canadian dollar amounts calculated, subject to the foregoing sentence, using the applicable posted Bank of Canada closing exchange rate as of the day as of the initial date of such calculation.

[Signatures on Following Page]

SHARE AND ASSET purchase agreement

IN WITNESS WHEREOF, the parties have executed this Agreement, or have caused this Agreement to be executed, as of the day and year first above written.

ETRATECH INC.
By:	/s/ Michael Desnoyers
Name:Michael Desnoyers
Title:President
CARMIKE INVESTMENTS INC.
By:	/s/ Michael Desnoyers
Name:Michael Desnoyers
Title:President

SF FUND LIMITED PARTNERSHIP, by its general partner, SF FUND MANAGEMENT INC.
By:	/s/ Richard Reid
Name:Richard Reid
Title:President and General Partner

SHOTGUN FUND LIMITED PARTNERSHIP II, by its general partner, SF FUND MANAGEMENT INC.
By:	/s/ Richard Reid
Name:Richard Reid
Title:President and General Partner

/s/ Brian Jason Temins	/s/ Michael Desnoyers
Signature of Witness	Michael Desnoyers

/s/ Brian Jason Temins	/s/ Michael Lamontagne
Signature of Witness	Michael Lamontagne

SHARE AND ASSET purchase agreement

ETRATECH ENTERPRISES INC.
By:	/s/ Michael Desnoyers
Name:Michael Desnoyers
Title:President
ETRATECH INTERNATIONAL INC.
By:	/s/ Michael Desnoyers
Name:Michael Desnoyers
Title:President

GENTHERM INCORPORATED
By:	/s/ Ryan Gaul
Name:Ryan Gaul
Title:Executive Vice President

Joining as recipients and assignees of certain rights and obligations hereunder are:

GENTHERM CANADA ULC
By:	/s/ Barry G. Steele
Name:Barry G. Steele
Title:Vice-President Finance
GENTHERM GMBH
By:	/s/ Barry G. Steele
Name:Barry G. Steele
Title:Managing Director
GENTHERM INTERNATIONAL HOLDINGS (HONG KONG) LIMITED
By:	/s/ Barry G. Steele
Name:Barry G. Steele
Title:Director

SHARE AND ASSET purchase agreement